Exhibit 4.1
EXECUTION VERSION

$2,650,000,000
THIRD AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of June 23, 2016,
among
QVC, INC., and ZULILY, LLC
as Borrowers,
THE LENDERS PARTY HERETO,
JPMORGAN CHASE BANK, N.A.,
as Lead Arranger and Lead Bookrunner, and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
_________________

BNP PARIBAS and WELLS FARGO BANK, N.A.,
as Co-Bookrunners and Co-Syndication Agents (solely with respect to the Tranche 1 Revolving Facility and the Tranche 3 Revolving Facility)
_________________

BANK OF AMERICA, N.A., BARCLAYS BANK PLC, CITIBANK, N.A., CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, MIZUHO CORPORATE BANK, LTD., ROYAL BANK OF CANADA, SUNTRUST BANK, THE BANK OF NOVA SCOTIA, MORGAN STANLEY MUFG LOAN PARTNERS, LLC, and SUMITOMO MITSUI BANKING CORPORATION,
as Co-Bookrunners and Co-Documentation Agents (solely with respect to the Tranche 1 Revolving Facility and the Tranche 3 Revolving Facility)

$2,650,000,000
THIRD AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of June 23, 2016,
among
QVC, INC., and ZULILY, LLC
as Borrowers,
THE LENDERS PARTY HERETO,
JPMORGAN CHASE BANK, N.A.,
as Lead Arranger and Lead Bookrunner, and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
_________________

BANK OF AMERICA, N.A., BARCLAYS BANK PLC, BNP PARIBAS, CITIBANK, N.A., CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, MIZUHO CORPORATE BANK, LTD., ROYAL BANK OF CANADA, SUNTRUST BANK, THE BANK OF NOVA SCOTIA, MORGAN STANLEY MUFG LOAN PARTNERS, LLC, WELLS FARGO BANK, N.A., and SUMITOMO MITSUI BANKING CORPORATION,
as Co-Bookrunners and Co-Syndication Agents (solely with respect to the Tranche 2 Revolving Facility)

ARTICLE VII
Events of Default

ARTICLE VIII
The Administrative Agent
SECTION 8.01. Appointment and Authorization	72
SECTION 8.02. Administrative Agent and Affiliates	72
SECTION 8.03. Action by Administrative Agent	72
SECTION 8.04. Consultation with Experts	73
SECTION 8.05. Delegation of Duties	73
SECTION 8.06. Successor Administrative Agent	73
SECTION 8.07. Credit Decision	74
SECTION 8.08. Lead Arrangers; Bookrunners; Syndication Agents; Documentation Agents	74

ARTICLE IX
Miscellaneous
SECTION 9.01. Notices	74
SECTION 9.02. Waivers; Amendments	76
SECTION 9.03. [Reserved]	78
SECTION 9.04. Expenses; Indemnity; Damage Waiver	78
SECTION 9.05. Successors and Assigns	79
SECTION 9.06. Survival	82
SECTION 9.07. Counterparts; Integration; Effectiveness	83
SECTION 9.08. Severability	83
SECTION 9.09. Right of Setoff	83
SECTION 9.10. Governing Law; Jurisdiction; Consent to Service of Process	83
SECTION 9.11. WAIVER OF JURY TRIAL	84
SECTION 9.12. Headings	84
SECTION 9.13. Confidentiality	84
SECTION 9.14. Judgment Currency	85
SECTION 9.15. USA PATRIOT Act	85
SECTION 9.16. Releases of Guarantees and Liens	85
SECTION 9.17. No Advisory or Fiduciary Responsibility	86
SECTION 9.18. Acknowledgement and Consent to Bail-In of EEA Financial Institutions	86
SECTION 9.19. Removal of zulily	87

SCHEDULES:
Schedule 1.01A -- Commitments
Schedule 1.01B -- Unrestricted Subsidiaries on Closing Date
Schedule 1.01C -- Specified Swap Agreements
Schedule 1.01D – Material Domestic Subsidiaries
Schedule 1.01E -- Existing Letters of Credit
Schedule 3.06 -- Disclosed Matters

Schedule 3.12 -- Filings
Schedule 6.02 -- Existing Liens
Schedule 6.09 -- Existing Restrictions

EXHIBITS:
Exhibit A -- Form of Assignment and Assumption
Exhibit B -- Form of Opinion of Credit Parties’ Counsel
Exhibit C -- [Reserved]
Exhibit D -- [Reserved]
Exhibit E -- Form of Certificate
Exhibit F-1 -- Form of New Lender Supplement
Exhibit F-2 -- Form of Incremental Term Facility Activation Notice
Exhibit F-3 -- Form of Incremental Revolving Commitment Activation Notice
Exhibit G -- Form of U.S. Tax Compliance Certificate
Exhibit H -- Form of zulily Subsidiary Guarantee

THIRD AMENDED AND RESTATED CREDIT AGREEMENT, dated as of June 23, 2016 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), among QVC, INC., a Delaware corporation (“QVC”), ZULILY, LLC, a Delaware limited liability company (“zulily”), the LENDERS party hereto from time to time, JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and an Issuing Bank, BNP PARIBAS and WELLS FARGO BANK, N.A., each as a syndication agent, BANK OF AMERICA, N.A., BARCLAYS BANK PLC, CITIBANK, N.A., CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, MIZUHO CORPORATE BANK, LTD., ROYAL BANK OF CANADA, SUNTRUST BANK, THE BANK OF NOVA SCOTIA, MORGAN STANLEY MUFG LOAN PARTNERS, LLC, and SUMITOMO MITSUI BANKING CORPORATION, each as a syndication agent solely with respect to the Tranche 2 Revolving Facility (collectively with BNP PARIBAS and WELLS FARGO BANK, N.A., in such capacity, the “Syndication Agents”) and WELLS FARGO BANK, N.A., BNP PARIBAS, ROYAL BANK OF CANADA, the BANK OF NOVA SCOTIA and MIZUHO BANK, LTD., each as an Issuing Bank.
WHEREAS, QVC is a party to the Second Amended and Restated Credit Agreement, dated as of March 9, 2015 (the “Existing Credit Agreement”), among QVC, the Administrative Agent, Wells Fargo Bank, N.A. and BNP Paribas, as syndication agents, and J.P. Morgan Securities LLC, as lead arranger, and the commitments made thereunder shall terminate five years from the date thereof;
WHEREAS, QVC and zulily have requested that the Existing Credit Agreement be amended and restated to, among other things, (a) establish Revolving Commitments hereunder to replace the Original Commitments in the manner set forth herein, (b) establish a new tranche of Revolving Commitments that will be available to QVC and zulily and (c) make certain other changes as more fully set forth herein, which amendment and restatement shall become effective on the Amendment Effective Date;
WHEREAS, all the Lenders have, pursuant to the Amendment Agreement, agreed that this Agreement shall amend and restate the Existing Credit Agreement on the Amendment Effective Date;
WHEREAS, each Lender has executed the Amendment Agreement;
WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities of the parties under the Existing Credit Agreement and that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the “Obligations” (under, and as defined in, the Existing Credit Agreement) outstanding on the Amendment Effective Date as contemplated hereby; and
WHEREAS, all QVC Obligations are and shall continue to be secured by all Credit Facilities Collateral after giving effect to the amendments made on the Amendment Effective Date.
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree to amend and restate the Existing Credit Agreement, and the Existing Credit Agreement is hereby amended and restated in its entirety as follows:
ARTICLE I
Definitions
SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Acquisition-Related Incremental Term Loans” has the meaning assigned to such term in Section 2.02(b).
“Act” has the meaning specified in Section 9.15.
“Adjustment Date” has the meaning assigned to such term in the definition of “Pricing Grid.”
“Administrative Agent” means JPMorgan Chase Bank, N.A. in its capacity as administrative agent for the Lenders hereunder and, as applicable, as Collateral Agent.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Affiliated Lenders” has the meaning specified in Section 9.02(c).
“Affiliated Persons” mean, with respect to any specified Person, (a) such specified Person’s parents, spouse, siblings, descendants, step children, step grandchildren, nieces and nephews and their respective spouses, (b) the estate, legatees and devisees of such specified Person and each of the Persons referred to in clause (a), and (c) any company, partnership, trust or other entity or investment vehicle Controlled by any of the Persons referred to in clause (a) or (b) or the holdings of which are for the primary benefit of any of such Persons.
“Agent Party” means the Administrative Agent, the Issuing Bank or any other Lender.
“Aggregate Exposure” means, with respect to any Lender at any time, an amount equal to the sum of (a) the aggregate then outstanding principal amount of such Lender’s Incremental Term Loans, and (b) the amount of such Lender’s Revolving Commitments then in effect or, with respect to any Revolving Facility for which the Revolving Commitments have been terminated, such Lender’s Outstanding Revolving Credit under such Revolving Facility.
“Agreement Currency” has the meaning specified in Section 9.14.
“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the LIBO Rate that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed Eurocurrency Borrowing in Dollars with a one-month Interest Period plus 1.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or such LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or such LIBO Rate, respectively.
“Alternative Currency” means Sterling, Yen, Euro, Swiss Franc or Canadian Dollar.

“Amendment Agreement” means that certain Third Amendment and Restatement Agreement, dated as of the date hereof among the Borrowers, QVC Parent, zulily Parent, the Subsidiary Guarantors, the Administrative Agent and the Lenders party thereto to which this Agreement is attached.
“Amendment Effective Date” means the Closing Date.
“Anti-Corruption Laws” means, with respect to any Person, all laws, rules and regulations of any jurisdiction applicable to such Person or its Affiliates from time to time concerning or relating to bribery or corruption.
“Applicable Rate” means (a) for each Type of Loan other than Incremental Term Loans, (i) prior to the first Adjustment Date occurring after the Closing Date, 1.50% for Eurocurrency Loans and 0.50% for ABR Loans and (ii) on and after the first Adjustment Date occurring after the Closing Date, a percentage determined in accordance with the Pricing Grid, and (b) for each Type of Incremental Term Loan, such per annum rates as shall be agreed to by QVC and the applicable Incremental Term Lenders as shown in the applicable Incremental Term Facility Activation Notice.
“Applicable Time” means, with respect to any Borrowings and payments in any Alternative Currency the local time in the place of settlement for such Alternative Currency, as may be reasonably determined by the Administrative Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment and notified to the relevant parties hereto.
“Approved Fund” has the meaning assigned to such term in Section 9.05.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.05), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent and the applicable Borrower (or Borrowers) (such approval of the applicable Borrower (or Borrowers) not to be unreasonably withheld or delayed).
“Available Revolving Commitment” means, as to any Revolving Lender, its Available Tranche 1 Revolving Commitment, Available Tranche 2 Revolving Commitment or Available Tranche 3 Revolving Commitment.
“Available Tranche 1 Revolving Commitment” means, as to any Tranche 1 Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Tranche 1 Revolving Commitment then in effect at such time over (b) such Lender’s Tranche 1 Outstanding Revolving Credit.
“Available Tranche 2 Revolving Commitment” means, as to any Tranche 2 Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Tranche 2 Revolving Commitment then in effect at such time over (b) such Lender’s Tranche 2 Outstanding Revolving Credit.
“Available Tranche 3 Revolving Commitment” means, as to any Tranche 3 Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Tranche 3 Revolving Commitment then in effect at such time over (b) such Lender’s Tranche 3 Outstanding Revolving Credit.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Event” means, with respect to any Lender, such Lender or any other Person as to which such Lender is a subsidiary (a “Parent Company”) (i) is adjudicated as, or determined by any Governmental Authority having regulatory authority over it or its assets to be, insolvent, (ii) becomes the subject of a bankruptcy or insolvency proceeding, or the Administrative Agent has given written notice to such Lender and the Borrowers of its good faith determination that such Lender or its Parent Company has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or (iii) has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or the Administrative Agent has given written notice to such Lender and the Borrowers of its good faith determination that such Lender or its Parent Company has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such appointment; provided that a Bankruptcy Event shall not result solely by virtue of any control of or ownership interest in, or the acquisition of any control of or ownership interest in, such Lender or its Parent Company by a Governmental Authority as long as such control or ownership interest does not result in or provide such Lender or its Parent Company with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender or its Parent Company (or such Governmental Authority) to reject, repudiate, disavow or disaffirm such Lender’s obligations under this Agreement.
“Basel III” has the meaning assigned to such term in the definition of Change in Law.
“beneficial owner” shall be determined in accordance with Rule 13d-3 and Rule 13d-5 under the Exchange Act, as in effect on the Closing Date. “Beneficially own,” “beneficially owned” and “beneficial ownership” have meanings correlative to that of beneficial owner.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrowers” means (a) QVC, Inc., a Delaware corporation, and (b) zulily llc, a Delaware limited liability company.
“Borrowing” means a group of Loans of the same Type under a single Facility with the same Borrower, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.
“Borrowing Date” means any Business Day specified by a Borrower as a date on which such Borrower requests the relevant Lenders to make Loans hereunder.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with (a) a Eurocurrency Loan denominated in Dollars, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market, (b) a Eurocurrency Loan denominated in Euros, the term “Business Day” shall also exclude any day that is not a TARGET Day and (c) a Eurocurrency Loan denominated in an Alternative Currency other than Euros, the term “Business Day” shall also exclude any day on which banks are not open for dealings in such

Alternative Currency deposits in the interbank market in the capital city of the country whose lawful currency is such Alternative Currency.
“Canadian Dollar” means the lawful currency of Canada.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by Standard & Poor’s or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by Standard & Poor’s or Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and (i) in the case of any Foreign Subsidiary, investments substantially comparable to any of the foregoing investments with respect to the country in which such Foreign Subsidiary is organized.
“CDOR Screen Rate” has the meaning assigned to such term in the definition of “LIBO Rate”.
“Change in Control” means any Change in Control Transaction that is not a Permitted Change in Control Transaction.
“Change in Control Transaction” means the acquisition of beneficial ownership by any person or group (such person or group, the “Transferee”) (excluding any Permitted Holder or group Controlled by any Permitted Holder) of more than 30% of the aggregate voting power of all outstanding classes or series of QVC’s voting stock and such aggregate voting power exceeds the aggregate voting power of all outstanding classes or series of QVC’s voting stock beneficially owned by the Permitted Holders collectively.
“Change in Law” means (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any

Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.12(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided that notwithstanding anything in this Agreement to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III (“Basel III”), and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof (“Dodd-Frank”), shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.
“Class”, (i) when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Tranche 1 Revolving Loans, Tranche 2 Revolving Loans, Tranche 3 Revolving Loans or Incremental Term Loans; (ii) when used in reference to any Revolving Commitment, refers to whether such Revolving Commitment is a Tranche 1 Revolving Commitment, Tranche 2 Revolving Commitment or Tranche 3 Revolving Commitment; provided that, when used in Section 2.15 only (x) Tranche 1 Revolving Loans and Tranche 3 Revolving Loans shall be deemed to be the same “Class” of Revolving Loans or Borrowing and (y) the Tranche 1 Revolving Commitments and Tranche 3 Revolving Commitments shall be deemed to be the same “Class” of Revolving Commitments.
“Closing Date” means the date on which the conditions precedent set forth in Section 4.01 shall have been satisfied (or waived in accordance with Section 9.02).
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means the Credit Facilities Collateral and the Tranche 2 Revolving Facility Collateral.
“Collateral Agent” means JPMorgan Chase Bank, N.A. in its capacity as collateral agent under the Subsidiary Guarantees and the Pledge Agreements for the Lenders and certain other holders of obligations of the Loan Parties.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Commitment Fee Rate” means (a) prior to the first Adjustment Date occurring after the Closing Date, 0.250% and (b) on and after the first Adjustment Date occurring after the Closing Date, a rate determined in accordance with the Pricing Grid.
“Consolidated EBITDA” means, for any period, Consolidated QVC EBITDA plus Consolidated zulily EBITDA.
“Consolidated Leverage Ratio” means, as at any day, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for the most recent four fiscal quarter period for which financial statements have been delivered pursuant to Section 5.01.
“Consolidated QVC EBITDA” means, for any period, operating income as reported in QVC’s consolidated financial statements and determined in a manner substantially consistent with QVC’s historical practices as of the Closing Date plus, to the extent deducted in calculating such operating income,

(a) depreciation, (b) amortization, (c) stock compensation and (d) any restructuring, non-recurring or other unusual item of loss or expense (including write-offs and write-downs of assets), other than any write-off or write-down of inventory or accounts receivable; provided that the aggregate amount of any such losses or expenses which are cash items shall not exceed $25,000,000 from the Closing Date through the term of this Agreement, in each case as reported in QVC’s consolidated financial statements, and adjusted to give pro forma effect in accordance with Regulation S-X to each acquisition, disposition (other than dispositions in the ordinary course of business) and merger that occurred during such period as if each had occurred on the first day of such period; provided that Unrestricted Subsidiaries shall be disregarded for purposes of calculating Consolidated QVC EBITDA.
“Consolidated QVC Leverage Ratio” means, as at any day, the ratio of (a) Consolidated QVC Total Debt on such day to (b) Consolidated QVC EBITDA for the most recent four fiscal quarter period for which financial statements have been delivered pursuant to Section 5.01.
“Consolidated QVC Total Debt” means, at any date, the aggregate principal amount of all Indebtedness of QVC and its Restricted Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP, less, to the extent included therein, Indebtedness in respect of the Tranche 2 Revolving Loans made to zulily.
“Consolidated Total Debt” means, at any date, without duplication, the sum of (a) the aggregate principal amount of all Indebtedness of QVC and its Restricted Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP, plus (b) the aggregate principal amount of all Indebtedness of zulily and its Restricted Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP (it being understood and agreed that to the extent Indebtedness in respect of the Tranche 2 Revolving Facility may be attributable to both QVC and zulily, such Indebtedness shall be counted only once for purposes of calculating Consolidated Total Debt).
“Consolidated zulily EBITDA” means, for any period, operating income as reported in zulily’s consolidated financial statements and determined in a manner substantially consistent with zulily’s historical practices as of the Closing Date plus, to the extent deducted in calculating such operating income, (a) depreciation, (b) amortization, (c) stock compensation, (d) any restructuring, non-recurring or other unusual item of loss or expense (including write-offs and write-downs of assets), other than any write-off or write-down of inventory or accounts receivable; provided that the aggregate amount of any such losses or expenses which are cash items shall not exceed $25,000,000 from the Closing Date through the term of this Agreement, in each case as reported in zulily’s consolidated financial statements, and adjusted to give pro forma effect in accordance with Regulation S-X to each acquisition, disposition (other than dispositions in the ordinary course of business) and merger that occurred during such period as if each had occurred on the first day of such period, and (e) without duplication with respect to items in clause (d) above, and only if incurred during fiscal quarters ending in the 12 months prior to the Closing Date, costs and expenses incurred during such period associated with the acquisition of zulily by zulily Parent; provided that Unrestricted Subsidiaries shall be disregarded for purposes of calculating Consolidated zulily EBITDA.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Credit Facilities Collateral" means any “Collateral” under and as defined in the QVC Parent Pledge Agreement.

“Credit Parties” means the collective reference to the Loan Parties and the “Pledgors” party to the Pledge Agreements.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Agent Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and the applicable Borrower in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to such funding or payment (specifically identified and including the particular default, if any) has not been satisfied, or, in the case of clause (ii) or clause (iii) above, such Lender notifies the Administrative Agent in writing that such failure is the result of a good faith dispute regarding its obligation to make such funding or payment; (b) has notified any Borrower or any Agent Party in writing, or has made a public statement to the effect, that it does not intend to comply with any of its funding or payment obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent to such funding or payment (specifically identified and including the particular default, if any) under this Agreement cannot be satisfied); (c) has failed, within three Business Days after request by the Administrative Agent or Issuing Bank, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Agent Party’s receipt of such certification; or (d) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action. Subject to Section 9.18, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.
“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.
“Disposition” means, with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.
“Dodd-Frank” has the meaning assigned to such term in the definition of Change in Law.
“Dollar Amount” means, at any date, (a) with respect to any Loan or Revolving Commitment denominated in Dollars, the principal amount thereof then outstanding and (b) with respect to any Loan denominated in an Alternative Currency, the principal amount thereof then outstanding in the relevant Alternative Currency, converted to Dollars at the Exchange Rate on such date.
“Dollars” or “$” refers to lawful money of the United States of America.
“Domestic Subsidiary” means, with respect to either Borrower, any Restricted Subsidiary of such Borrower organized under the laws of any jurisdiction within the United States.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.
“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event” (as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan) other than an event for which the 30-day notice period is waived; (b) any failure by any Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure by either Borrower or any ERISA Affiliate to make any required contribution to a Multiemployer Plan; (e) the incurrence by either Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Plan; (f) a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Title IV of ERISA); (g) the receipt by either Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan; (h) the incurrence by either Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (i) the receipt by such Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from either Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization or in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 of ERISA.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with EMU Legislation.
“EURIBOR Screen Rate” has the meaning assigned to such term in the definition of “LIBO Rate”.
“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the LIBO Rate.
“Event of Default” has the meaning assigned to such term in Article VII.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Rate” means, on any day with respect to any two currencies, the rate at which the first such currency may be exchanged into the other such currency, as set forth at approximately 11:00 a.m., London time, on such day on the applicable Reuters World Spot Page. In the event that any such rate does not appear on any Reuters World Spot Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates reasonably selected by the Administrative Agent or, at the discretion of the Administrative Agent, such Exchange Rate shall instead be the spot rate of the Administrative Agent in a market reasonably selected by it where it customarily conducts foreign currency exchange operations at or about 11:00 a.m., London time, on such day for exchange of such first currency for such other currency.
“Excluded Swap Obligation” means, with respect to any Subsidiary Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Subsidiary Guarantor of such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Subsidiary Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Subsidiary Guarantor becomes or would become effective with respect to such Swap Obligation or (b) in the case of a Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Subsidiary Guarantor is a “financial entity,” as defined in Section 2(h)(7)(C)(i) the Commodity Exchange Act (or any successor provision thereto), in each case, at the time the Guarantee of such Subsidiary Guarantor becomes or would become effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee is or becomes illegal.
“Excluded Taxes” means (a) in the case of each Lender and the Administrative Agent, Taxes imposed on its overall net income, and franchise and branch profits Taxes imposed on it in lieu of net income Taxes, by the jurisdiction under the laws of which such Lender or the Administrative Agent, as the case may be, is organized or any political subdivision thereof; (b) in the case of each Lender, Taxes imposed on its overall net income, and franchise and branch profits Taxes imposed on it in lieu of net income Taxes, by the jurisdiction of such Lender’s applicable lending office or any political subdivision thereof; (c) in the case of each Lender and the Administrative Agent, Taxes that are Other Connection Taxes; (d) in the case of each Lender and the Administrative Agent, Taxes imposed by the United States by means of withholding if and to the extent that such Taxes shall be in effect and shall be applicable on the Closing Date to payments to be made to such Lender’s applicable lending office; (e) in the case of an assignment by a Lender, any Taxes that exceed the amount of Taxes that are imposed prior to such assignment, unless such assignment and acceptance resulted from the request of a Borrower pursuant to Section 2.16(b); (f) in the case of each Lender, any Tax that is attributable to such Lender’s failure to comply with Section 2.14(f) or failure to maintain a Participant Register as required by Section 9.05(c)(ii); and (g) in the case of each Lender any Taxes imposed by the United States by means of withholding as a result of the failure of such Lender to comply with its obligations under FATCA, other than obligations that are added to FATCA after the Closing Date to the extent compliance with such new obligations would violate any law applicable to such Lender.
“Existing Credit Agreement” has the meaning assigned to such term in the recitals hereto.
“Existing Letters of Credit” means the letters of credit described on Schedule 1.01E.
“Existing Notes” means the 5.125% Senior Secured Notes due 2022 issued by QVC on July 2, 2012, the 4.375% Senior Secured Notes due 2023 and the 5.950% Senior Secured Notes due 2043 issued by QVC on March 18, 2013, the 3.125% Senior Secured Notes due 2019 and the 4.850% Senior Secured Notes due 2024 issued by QVC on March 18, 2014, the 4.45% Senior Secured Notes due 2025 and the 5.45% Senior Secured Notes due 2034 issued by QVC on August 21, 2014 and, in each case, any Refinancing Indebtedness in respect thereof.
“Facility” means any of (a) the credit facility constituted by the Tranche 1 Revolving Commitments and the extensions of credit thereunder (the “Tranche 1 Revolving Facility”), (b) the credit facility constituted by the Tranche 2 Revolving Commitments and the extensions of credit thereunder (the “Tranche 2 Revolving Facility”), (c) the credit facility constituted by the Tranche 3 Revolving Commitments and the extensions of credit thereunder (the “Tranche 3 Revolving Facility” and, together with the Tranche 1 Revolving Facility and the Tranche 2 Revolving Facility, the “Revolving Facilities”) and (d) each incurrence of Incremental Term Loans pursuant to an Incremental Term Facility Activation Notice (each, an “Incremental Term Facility”).
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements between the United States and another country that modify the provisions of the foregoing.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) charged to the Administrative Agent on such day on such transactions from three Federal funds brokers of recognized standing selected by it; provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the applicable Borrower.
“Foreign Subsidiary” means, with respect to either Borrower, any Restricted Subsidiary of such Borrower that is not a Domestic Subsidiary.
“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other similar obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other similar obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other similar obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other similar obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or similar obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Incremental Revolving Commitment” means an increased or new Revolving Commitment incurred in connection with an Incremental Revolving Commitment Activation Notice.
“Incremental Revolving Commitment Activation Notice” means a notice substantially in the form of Exhibit F-3.

“Incremental Revolving Commitment Closing Date” means any Business Day designated as such in an Incremental Revolving Facility Activation Notice.
“Incremental Term Facility” has the meaning assigned to such term in the definition of “Facility”.
“Incremental Term Facility Activation Notice” means a notice substantially in the form of Exhibit F-2 or in such other form as is reasonably acceptable to the Administrative Agent.
“Incremental Term Facility Closing Date” means any Business Day designated as such in an Incremental Term Facility Activation Notice.
“Incremental Term Lenders” means (a) on any Incremental Term Facility Closing Date relating to Incremental Term Loans, the Lenders signatory to the relevant Incremental Term Facility Activation Notice and (b) thereafter, each Lender that is a holder of an Incremental Term Loan.
“Incremental Term Loans” means any term loans borrowed in connection with an Incremental Term Facility Activation Notice.
“Incremental Term Maturity Date” means, with respect to the Incremental Term Loans to be made pursuant to any Incremental Term Facility Activation Notice, the final maturity date specified in such Incremental Term Facility Activation Notice, which date shall not be prior to the fifth anniversary of the Closing Date.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements constituting liens hereunder relating to property acquired by such Person (excluding obligations arising from inventory transactions in the ordinary course of business), (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. “Indebtedness” shall not include (i) any amounts payable under any deferred compensation plans of any Person relating to its or its subsidiaries’ directors, management, employees or consultants or (ii) for the purposes of Section 6.01 and the term “Material Indebtedness” only, (x) with respect to QVC and its Restricted Subsidiaries, any amounts owed to QVC or any of its Restricted Subsidiaries and (y) with respect to zulily and its Restricted Subsidiaries, any amounts owed to zulily or any of its Restricted Subsidiaries.
“Indemnified Taxes” means Taxes other than Excluded Taxes.
“Information” has the meaning specified in Section 9.13.

“Insolvent” with respect to any Multiemployer Plan means the condition that such Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA.
“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trade names, domain names and other source indicators, trademark licenses, technology, trade secrets, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
“Interest Election Request” means a request by the applicable Borrower to convert or continue a Borrowing in accordance with Section 2.05.
“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.
“Interest Period” means, as to any Eurocurrency Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurocurrency Loan and ending one week, one month, two months, three months or six months (or, if available to all Lenders under the relevant Facility, twelve months) thereafter, as selected by the applicable Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto, and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan and ending one week, one month, two months, three months or six months (or, if available to all Lenders under the relevant Facility, twelve months or such other, shorter period) thereafter, as selected by the applicable Borrower by irrevocable notice to the Administrative Agent not later than 12:00 noon, New York City time (or in the case of an Alternative Currency, 11:00 a.m., London time), on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:
(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
(ii) a Borrower may not select an Interest Period for (i) a Revolving Loan that would extend beyond the applicable Revolving Termination Date or (ii) an Incremental Term Loan that would extend beyond the date the final payment is due on such Incremental Term Loan; and
(iii) any Interest Period of at least one month’s duration that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.
“Interpolated Rate” means, at any time and with respect to any currency, the rate per annum (rounded to the same number of decimal places as the relevant Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable Screen Rate (for the longest period for which the applicable Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period and (b) the applicable Screen Rate (for the shortest period for which the applicable Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, as of the Specified Time on the Quotation Day for such Interest Period. When determining the rate for a period which is less than the shortest period for which the applicable Screen Rate is available, the Screen Rate for purposes of clause (a) above shall be deemed to be the overnight screen rate, where “overnight screen rate” means, in relation to any currency, the overnight rate for such currency determined by the Administrative Agent from such service as the Administrative Agent may select.
“Investments” has the meaning assigned to such term in Section 6.11.
“Issuing Bank” means (i) with respect to Tranche 1-3 Letters of Credit, each of JPMorgan Chase Bank, N.A., Wells Fargo Bank, N.A., BNP Paribas, Royal Bank of Canada, the Bank of Nova Scotia and Mizuho Bank, Ltd., in its capacity as an issuer of Tranche 1-3 Letters of Credit, and their respective successors in such capacity as provided in Section 2.17(j) and (ii) with respect to Tranche 2 Letters of Credit, each of JPMorgan Chase Bank, N.A., Wells Fargo Bank, N.A., BNP Paribas, Royal Bank of Canada and the Bank of Nova Scotia in its capacity as an issuer of Tranche 2 Letters of Credit, and their respective successors in such capacity as provided in Section 2.17(j). Either Borrower may, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld), arrange for one or more Letters of Credit to be issued by other Lenders, in which case the term “Issuing Bank” shall include such Lender with respect to the Letters of Credit issued by such Lender; provided that no such Lender shall have any obligation to be an Issuing Bank unless it agrees to do so in its sole discretion.
“Judgment Currency” has the meaning specified in Section 9.14.
“LC Disbursement” means a payment made by the Issuing Bank pursuant to a demand for payment or drawing under a Letter of Credit.
“LC Exposure” means the Tranche 1-3 LC Exposure or the Tranche 2 LC Exposure, as applicable.
“Lead Arranger” means JPMorgan Chase Bank, N.A., acting in such capacity.
“Lenders” means the Persons listed on Schedule 1.01A and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“Letter of Credit” means any Tranche 1-3 Letter of Credit or Tranche 2 Letter of Credit.
“LIBO Rate” means a rate per annum equal to (a) with respect to any Eurocurrency Loan denominated in Canadian Dollars for any Interest Period, the average rate for Canadian Dollar bankers acceptances administered by the Investment Industry Regulatory Organization of Canada (or any other Person which takes over the administration of such rate) for bankers acceptances with a period equal in length to such Interest Period as displayed on page CDOR of the Reuters screen (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “CDOR Screen Rate”), (b) with respect to any Eurocurrency Loan denominated in Euros for any Interest Period, the interbank offered rate administered by the Banking Federation of the European Union (or any other Person which takes over the administration of such rate) for Euros for a period equal in length to such Interest Period as displayed on page EURIBOR01 of the Reuters screen (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “EURIBOR Screen Rate”) and (c) with respect to any Eurocurrency Loan for any Interest Period (other than Eurocurrency Loans denominated in Canadian Dollars or Euros) the LIBO Screen Rate; provided, that, if the applicable Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, further, that if the applicable Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to the relevant currency, then the LIBO Rate shall be the Interpolated Rate at such time (provided that if the Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement).
“LIBO Screen Rate” means, for any day and time, with respect to any Eurocurrency Borrowing for any Interest Period, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for the relevant currency for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters Screen that displays such rate (or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion), in each case as of the Specified Time on the Quotation Day for such Interest Period; provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“LIC” means Liberty Interactive Corporation, a Delaware corporation, and any successor (by merger, consolidation, transfer or otherwise) to all or substantially all of its assets; and any subsequent successor (by merger, consolidation, transfer or otherwise) to all or substantially all of a successor’s assets, provided, that if a Transferee Parent becomes the beneficial owner of all or substantially all of the equity securities of QVC then beneficially owned by LIC as to which LIC has dispositive power, the term “LIC” shall also mean such Transferee Parent and any successor (by merger, consolidation, transfer or otherwise) to all or substantially all of its assets. “Transferee Parent” for this purpose means, in the event of any transaction or series of related transactions involving the direct or indirect transfer (or relinquishment of control) by LIC of a Person or Persons (a “Transferred Person”) that hold equity securities of QVC beneficially owned by LIC, such Transferred Person or its successor in such transaction or any ultimate parent entity (within the meaning of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) of such Transferred Person or its successor if immediately after giving effect to such transaction or the last transaction in such series, voting securities representing at least a majority of the voting power of the outstanding voting securities of such Transferred Person, successor or ultimate parent entity are beneficially owned by any combination of LIC, Persons who prior to such transaction were beneficial owners of a majority of, or a majority of the voting power of, the outstanding voting securities of LIC (or of any publicly traded class or series of voting securities of LIC designed to track the economic performance of a specified group of assets or businesses) or Persons who are Control Persons as of the date of such transaction or the last transaction in such series. “Control Person” for this purpose means each of (a) the Chairman of the Board of LIC, (b) the President of LIC, (c) any Senior Vice President of LIC, (d) each of the directors of LIC and (e) the respective Affiliated Persons of the Persons referred to in clauses (a) through (d).
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset. “Lien” shall not, however, include any interest of a vendor in any inventory of a Borrower or any of its Restricted

Subsidiaries arising out of such inventory being subject to a “sale or return” arrangement with such vendor or any consignment by any third party of any inventory to any Borrower or any of its Restricted Subsidiaries.
“Limited Conditionality Acquisition” means any acquisition by QVC or any of its Restricted Subsidiaries of all or substantially all of the equity or assets or business of another Person or assets constituting a business unit, line of business or division of such Person (a) that is permitted by this Agreement and (b) for which QVC has determined, in good faith, that limited conditionality is reasonably necessary.
“Limited Conditionality Acquisition Agreement” means, with respect to any Limited Conditionality Acquisition, the definitive acquisition documentation in respect thereof.
“Loan Documents” means the collective reference to this Agreement, the Amendment Agreement, the Subsidiary Guarantees and the Pledge Agreements.
“Loan Parties” means the collective reference to the Borrowers and the Subsidiary Guarantors.
“Loans” means the loans made by the Lenders to either Borrower pursuant to this Agreement.
“Majority Facility Lenders” means, as to any Revolving Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Outstanding Revolving Credit under such Facility.
“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property or condition, financial or otherwise, of (i) QVC and its Restricted Subsidiaries, taken as a whole, or (ii) QVC and zulily and their respective Restricted Subsidiaries, taken as a whole, that results in a material impairment of the ability of the applicable Borrower (or Borrowers) to perform any payment obligations hereunder or (b) the validity or enforceability of this Agreement or the other Loan Documents or the rights or remedies of the Administrative Agent (including in its capacity as Collateral Agent) or the Lenders hereunder or thereunder.
“Material Domestic Subsidiary” means, (i) with respect to QVC, any Domestic Subsidiary of QVC, as of the last day of the fiscal quarter of QVC most recently ended for which financial statements have been delivered pursuant to Section 5.01, that has assets (including Equity Interests in Restricted Subsidiaries) or revenues (including both third party and intercompany revenues) with a value in excess of 7.50% of the consolidated assets of QVC and its Domestic Subsidiaries or 7.50% of the consolidated revenues of QVC and its Domestic Subsidiaries; provided, that in the event Domestic Subsidiaries that would otherwise not be Material Domestic Subsidiaries of QVC shall in the aggregate account for a percentage in excess of 7.50% of the sum of the consolidated assets of QVC and its Domestic Subsidiaries or 7.50% of the sum of the consolidated revenues of QVC and its Domestic Subsidiaries as of the end of such fiscal quarter, then one or more of such Domestic Subsidiaries of QVC designated by QVC (or, if QVC shall make no designation, one or more of such Domestic Subsidiaries in descending order based on their respective contributions to the sum of the consolidated assets of QVC and its Domestic Subsidiaries) shall be included as Material Domestic Subsidiaries to the extent necessary to eliminate such excess and (ii) with respect to zulily, any Domestic Subsidiary of zulily, as of the last day of the fiscal quarter of the Borrowers most recently ended for which financial statements have been delivered pursuant to Section 5.01, that has assets (including Equity Interests in Restricted Subsidiaries) or revenues (including both third party and intercompany revenues) with a value in excess of 7.50% of the sum of the consolidated assets of QVC and its Domestic Subsidiaries and the consolidated assets of zulily and its Domestic Subsidiaries or 7.50% of the sum of the consolidated revenues of QVC and its Domestic Subsidiaries and the consolidated revenues of zulily and its Domestic Subsidiaries; provided, that in the event Domestic Subsidiaries of zulily that would otherwise not be Material

Domestic Subsidiaries of zulily shall in the aggregate account for a percentage in excess of 7.50% of the sum of the consolidated assets of QVC and its Domestic Subsidiaries and the consolidated assets of zulily and its Domestic Subsidiaries or 7.50% of the sum of the consolidated revenues of QVC and its Domestic Subsidiaries and the consolidated revenues of zulily and its Domestic Subsidiaries as of the end of such fiscal quarter, then one or more of such Domestic Subsidiaries designated by zulily (or, if zulily shall make no designation, one or more of such Domestic Subsidiaries in descending order based on their respective contributions to the sum of the consolidated assets of QVC and its Domestic Subsidiaries and the consolidated assets of zulily and its Domestic Subsidiaries), shall be included as Material Domestic Subsidiaries to the extent necessary to eliminate such excess. As of the Closing Date, Schedule 1.01D lists all Material Domestic Subsidiaries of each Borrower.
“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of a Swap Agreement, of any one or more of the Borrowers and their Restricted Subsidiaries in an aggregate principal amount exceeding $100,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of a Borrower or any of its Restricted Subsidiaries in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
“Material Subsidiary” means, (i) with respect to QVC, any Restricted Subsidiary of QVC, as of the last day of the fiscal quarter of QVC most recently ended for which financial statements have been delivered pursuant to Section 5.01, that has assets or revenues (on a consolidated basis including its Restricted Subsidiaries) with a value in excess of 1.0% of the sum of the consolidated assets of QVC or 1.0% of the sum of the consolidated revenues of QVC; provided, that in the event Restricted Subsidiaries that would otherwise not be Material Subsidiaries of QVC shall in the aggregate account for a percentage in excess of 5.0% of the sum of the consolidated assets of QVC or 5.0% of the consolidated revenues of QVC as of the end of and for the most recently completed fiscal quarter, then one or more of such Restricted Subsidiaries designated by QVC (or, if QVC shall make no designation, one or more of such Restricted Subsidiaries in descending order based on their respective contributions to the sum of the consolidated assets of QVC), shall be included as Material Subsidiaries to the extent necessary to eliminate such excess and (ii) with respect to zulily, any Restricted Subsidiary of zulily, as of the last day of the fiscal quarter of zulily most recently ended for which financial statements have been delivered pursuant to Section 5.01, that has assets or revenues (on a consolidated basis including its Restricted Subsidiaries) with a value in excess of 1.0% of the sum of the consolidated assets of QVC and the consolidated assets of zulily or 1.0% of the sum of the consolidated revenues of QVC and the consolidated revenues of zulily; provided, that in the event Restricted Subsidiaries that would otherwise not be Material Subsidiaries shall in the aggregate account for a percentage in excess of 5.0% of the sum of the consolidated assets of QVC and the consolidated assets of zulily or 5.0% of the consolidated revenues of QVC and the consolidated revenues of zulily as of the end of and for the most recently completed fiscal quarter, then one or more of such Restricted Subsidiaries designated by zulily (or, if zulily shall make no designation, one or more of such Restricted Subsidiaries in descending order based on their respective contributions to the sum of the consolidated assets of QVC and the consolidated assets of zulily), shall be included as Material Subsidiaries to the extent necessary to eliminate such excess.
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“New Lender” has the meaning assigned to such term in Section 2.02(c).

“New Lender Supplement” has the meaning assigned to such term in Section 2.02(c).
“Non-U.S. Lender” means a Lender that is not a U.S. Person.
“Non-Consenting Lender” has the meaning assigned to such term in Section 2.16(c).
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Original Commitment” means each “Revolving Commitment” (as defined in the Existing Credit Agreement as in effect immediately prior to the Amendment Effective Date) as in effect immediately prior to the Amendment Effective Date.
“Other Connection Taxes” means with respect to any Lender or the Administrative Agent, Taxes imposed as a result of a present or former connection between such Lender or the Administrative Agent and the jurisdiction imposing such Tax (other than connections arising from such Lender or the Administrative Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means any and all present or future stamp, court or documentary intangible, recording, filing or similar Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery, performance or enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.
“Outstanding Revolving Credit” means, with respect to any Revolving Lender and any given Revolving Facility, at any time, an amount equal to the sum of (a) the aggregate then outstanding principal amount of such Revolving Lender’s Revolving Loans under such Revolving Facility, and (b) such Revolving Lender’s LC Exposure under such Revolving Facility.
“Parent” means, with respect to QVC, the QVC Parent and, with respect to zulily, the zulily Parent.
“Pari Passu Indebtedness” means (i) with respect to QVC, Secured Indebtedness of QVC under Specified Swap Agreements and other Secured Indebtedness of QVC (other than the QVC Obligations) and (ii) with respect to zulily, Secured Indebtedness of zulily under Specified Swap Agreements and other Secured Indebtedness of zulily (other than the QVC/zulily Obligations) so long as (a)(1) in the case of Secured Indebtedness of QVC under Specified Swap Agreements and other Secured Indebtedness of QVC (other than the QVC Obligations), the QVC Obligations are secured equally and ratably with (or better than) such Indebtedness and the QVC Obligations are guaranteed to at least the same extent by any Restricted Subsidiary of QVC that has guaranteed such Indebtedness and (2) in the case of Secured Indebtedness of zulily under Specified Swap Agreements and other Secured Indebtedness of zulily (other than the QVC/zulily Obligations) the QVC/zulily Obligations are secured equally and ratably with (or better than) such Indebtedness and the QVC/zulily Obligations are guaranteed to at least the same extent by any Restricted Subsidiary of QVC or zulily that has guaranteed such Indebtedness, (b) such Secured Indebtedness has a final maturity date occurring after the date that is six months after the latest final maturity date applicable to the Loans at the time such Secured Indebtedness is incurred or, in the case of Secured Indebtedness under Specified Swap Agreements, a final maturity date occurring on or after the latest final maturity date applicable to the Loans whose interest rates are being hedged, (c) such Secured Indebtedness does not have scheduled amortization payments (excluding the final installment thereof) in excess of 1% per annum of the original aggregate outstanding principal amount of such Secured Indebtedness, (d) such Secured Indebtedness has no financial maintenance covenants of a different type than those in this Agreement, and no financial maintenance covenants that are more restrictive than those in this Agreement, and (e) such Secured Indebtedness does not have negative covenants and/or default provisions that are materially more restrictive than those contained in this Agreement (as certified, in the case of this clause (e), by a Financial Officer pursuant to a certificate reasonably acceptable to the Administrative Agent, which certificate, upon acceptance by the Administrative Agent, shall be conclusive as to compliance with this clause (e)).
“Participant” has the meaning assigned to such term in Section 9.05.
“Participant Register” has the meaning assigned to such term in Section 9.05.
“Participating Member State” means any member state of the EMU which has the Euro as its lawful currency.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Change in Control Transaction” means any Change in Control Transaction in which the following conditions are satisfied:
(a)     the applicable Transferee has on the date of such Change in Control Transaction or within 45 days thereafter either (i) an investment grade corporate family rating by Moody’s or Standard & Poor’s or (ii) a corporate family rating equal to or better than LIC’s rating with Moody’s or Standard & Poor’s on the date of such Change in Control Transaction;
(b)     the applicable Transferee is not a Sanctioned Person;
(c)     such Change in Control Transaction does not violate any Anti-Corruption Laws applicable to the applicable Transferee or Sanctions applicable to the applicable Transferee or to any party hereto; and
(d)     each of the Administrative Agent and each Lender shall have received all documentation and other information reasonably requested by such Person in writing and that such Person reasonably determines is required by United States bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Act;
provided that no Change in Control Transaction shall be a Permitted Change in Control Transaction if on any day prior to the date that is six months after the date of such Change in Control Transaction, QVC is rated by one of Moody’s or Standard & Poor’s and the rating assigned by either of them is not an investment grade rating.
“Permitted Encumbrances” means:
(a)Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;
(b)     carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c)    pledges and deposits made in the ordinary course of business in compliance with workers’ compensation (or pursuant to letters of credit issued in connection with such workers’ compensation compliance), unemployment insurance and other social security laws or regulations;
(d)    deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds, letters of credit and other obligations of a like nature, in each case in the ordinary course of business;
(e)    judgment liens in respect of judgments that do not constitute an Event of Default under clause (j) of Article VII;
(f)    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of any Borrower or any Restricted Subsidiary;
(g)    Liens securing obligations in respect of trade-related letters of credit and covering the goods (or the documents of title in respect of such goods) financed or the purchase of which is supported by such letters of credit and the proceeds and products thereof; and
(h)    other Liens secured by property or assets with an aggregate value of up to $5,000,000 at any time.
“Permitted Holders” means any one or more of (a) LIC, (b) John C. Malone, (c) each of the respective Affiliated Persons of the Person referred to in clause (b) and (d) any Person a majority of the aggregate voting power of all the outstanding classes or series of the equity securities of which are beneficially owned by any one or more of the Persons referred to in clauses (a), (b) or (c) (it being understood that any successor to Liberty Interactive Corporation and any Transferee Parent shall only be a Permitted Holder to the extent the requirements applicable to Transferees and Change of Control Transactions in clauses (b), (c) and (d) of the definition of Permitted Change in Control Transaction shall be satisfied as to such Person and the transaction pursuant to which such Person acquires shares of QVC's voting stock).
“person” and “group” have the meanings given to them for purposes of Section 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of rule 13d-5(b)(1) under the Exchange Act, or any successor provision.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means an employee pension plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), subject to the provisions of Section 302 and Title IV of ERISA or Section 412 of the Code, and in respect of which the applicable Borrower or ERISA Affiliate is (or if such plan were terminated, would under Section 4062 or 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Pledge Agreements” means the QVC Parent Pledge Agreement and the zulily Parent Pledge Agreement.

“Pricing Grid” means:

Consolidated Leverage Ratio	Commitment Fee Rate	Applicable Rate for Eurocurrency Loans	Applicable Rate for ABR Loans
>2.75:1.00	0.30%	1.75%	0.75%
>1.75:1.00 and ≤2.75:1.00	0.25%	1.50%	0.50%
≤1.75:1.00	0.20%	1.25%	0.25%

For the purposes of the Pricing Grid, changes in the Applicable Rate and Commitment Fee Rate resulting from changes in the Consolidated Leverage Ratio shall become effective on the date (the “Adjustment Date”) on which financial statements are delivered to the Lenders pursuant to Section 5.01 and shall remain in effect until the next change to be effected pursuant to this paragraph. Notwithstanding the foregoing, if any financial statements referred to above are not delivered within the time periods specified in Section 5.01, then, until the date on which such financial statements are delivered, the highest rate set forth in each column of the Pricing Grid shall apply. In addition, at all times while an Event of Default shall have occurred and be continuing, the highest rate set forth in each column of the Pricing Grid shall apply. Each determination of the Consolidated Leverage Ratio pursuant to the Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to Section 6.10.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Priority Indebtedness” means (i) Indebtedness of any Restricted Subsidiary (whether secured or unsecured) and (ii) any Secured Indebtedness of a Borrower, but excluding in the case of clauses (i) and (ii) Indebtedness permitted pursuant to clauses (a), (b), (c) and (f) of Section 6.01.
“Quotation Day” means (a) with respect to any Eurocurrency Loan denominated in Canadian Dollars or Sterling for any Interest Period, the first day of such Interest Period, (b) with respect to any Eurocurrency Loan denominated in Euros for any Interest Period, two TARGET Days before the first day of such Interest Period and (c) with respect to any Eurocurrency Loan denominated in any currency, other than Canadian Dollars, Sterling or Euros, for any Interest Period, two Business Days prior to the commencement of such Interest Period (unless, in each case, market practice differs in the relevant market where the LIBO Rate for such currency is to be determined, in which case the Quotation Day will be determined by the Administrative Agent in accordance with market practice in such market (and if quotations would normally be given on more than one day, then the Quotation Day will be the last of those days)).
“QVC Obligations” means the unpaid principal of and interest on (including interest accruing after the maturity of the Loans borrowed by QVC or zulily and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to QVC or zulily, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans borrowed by QVC or zulily, the obligations of QVC or zulily to reimburse the Issuing Bank for demands for payment or drawings under a Letter of Credit, and all other obligations and liabilities of QVC or zulily to the Administrative Agent or to any Lender (or, in the case of Specified Swap Agreements, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, any Specified Swap Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, fees, indemnities, costs, expenses or otherwise (including all fees, charges and disbursements of counsel to the Administrative Agent, the Lead Arranger or to any Lender that are required to be paid by QVC or zulily pursuant hereto); provided however, that the definition of “QVC Obligations” shall not create any guarantee by any Subsidiary Guarantor of (or grant of security interest by any Subsidiary Guarantor to support, as applicable) any Excluded Swap Obligation for purposes of determining any obligations of any Subsidiary Guarantor.
“QVC Parent” means Liberty QVC Holding, LLC.
“QVC Parent Pledge Agreement” means the Pledge Agreement by QVC Parent in favor of Collateral Agent, dated as of June 16, 2009, as amended and restated as of September 25, 2009, March 23, 2010, September 2, 2010, July 2, 2012, March 1, 2013, March 18, 2013, March 18, 2014, August 21, 2014, March 9, 2015 and the Closing Date.
“QVC Subsidiary Guarantee” means the Amended and Restated Subsidiary Guarantee by the Subsidiary Guarantors that are subsidiaries of QVC in favor of the Collateral Agent, dated as of September 2, 2010 (as supplemented by the Assumption Agreement dated as of June 9, 2011) and as amended and restated as of March 1, 2013, March 9, 2015 and the Closing Date.
“QVC/zulily Obligations” means the unpaid principal of and interest on (including interest accruing after the maturity of the Tranche 2 Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrowers, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Tranche 2 Loans, the obligations of the Borrowers to reimburse the Issuing Bank for demands for payment or drawings under a Tranche 2 Letter of Credit, and all other obligations and liabilities of the Borrowers with respect to the Tranche 2 Revolving Facility to the Administrative Agent or to any Tranche 2 Lender (or, in the case of Specified Swap Agreements, any affiliate of any Tranche 2 Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, any Specified Swap Agreement to which zulily or any of its subsidiaries is a party or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, fees, indemnities, costs, expenses or otherwise (including all fees, charges and disbursements of counsel to the Administrative Agent, the Lead Arranger or to any Lender that are required to be paid by the Borrowers with respect to the Tranche 2 Revolving Facility pursuant hereto), in each case, solely with respect to the Tranche 2 Revolving Facility; provided however, that the definition of “QVC/zulily Obligations” shall not create any guarantee by any Subsidiary Guarantor of (or grant of security interest by any Subsidiary Guarantor to support, as applicable) any Excluded Swap Obligation for purposes of determining any obligations of any Subsidiary Guarantor.
“Refinancing Indebtedness” means Indebtedness of a Borrower or a Restricted Subsidiary incurred in exchange for, or the proceeds of which are used to redeem or refinance in whole or in part, any Indebtedness of such Borrower or any of its Restricted Subsidiaries (the “Refinanced Indebtedness”); provided that:
(a)    the principal amount of the Refinancing Indebtedness does not exceed the principal amount of the Refinanced Indebtedness (or, if less, the portion of the principal amount required to be paid in connection with the refinancing) plus the amount of accrued and unpaid interest on the Refinanced

Indebtedness, any reasonable premium paid to the holders of the Refinanced Indebtedness and reasonable expenses incurred in connection with the incurrence of the Refinancing Indebtedness;
(b)    the obligor of Refinancing Indebtedness does not include any Person (other than such Borrower or any of its Restricted Subsidiaries) that is not an obligor of the Loans;
(c)    if the Refinanced Indebtedness was subordinated in right of payment to the Loans or either Subsidiary Guarantee, as the case may be, then such Refinancing Indebtedness, by its terms, is subordinate in right of payment to the Loans or such Subsidiary Guarantee, as the case may be, at least to the same extent as the Refinanced Indebtedness;
(d)    the Refinancing Indebtedness has a final stated maturity either (a) no earlier than the Refinanced Indebtedness being repaid or amended or (b) after the date that is six months after the last maturity date applicable to the Loans at the time the Refinancing Indebtedness is incurred; and
(e)    the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the last maturity date applicable to the Loans at the time the Refinancing Indebtedness is incurred has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Refinanced Indebtedness being repaid that is scheduled to mature on or prior to the last maturity date applicable to the Loans at the time the Refinancing Indebtedness is incurred (provided that Refinancing Indebtedness in respect of Refinanced Indebtedness that has no amortization may provide for amortization installments, sinking fund payments, serial maturity dates or other required payments of principal of up to 1% of the aggregate principal amount per annum).
“Register” has the meaning assigned to such term in Section 9.05(b)(iv).
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Reorganization” means, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
“Required Lenders” means, subject to Section 2.18(b), at any time, the holders of more than 50% of the sum of (i) the aggregate unpaid principal amount of the Incremental Term Loans then outstanding, if any, and (ii) the Revolving Commitments of all Revolving Lenders then in effect or, with respect to any Revolving Facility for which the Revolving Commitments have been terminated, the Outstanding Revolving Credit of all Lenders under such Revolving Facility.
“Requirement of Law” means, as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Restricted Payment” means, with respect to either Borrower, any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in such Borrower or any of its Restricted Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or any option, warrant or other right to acquire any such Equity Interests.

“Restricted Subsidiary” means any subsidiary of a Borrower other than an Unrestricted Subsidiary.
“Revolving Commitment” means, as to any Revolving Lender, such Revolving Lender’s Tranche 1 Revolving Commitment, Tranche 2 Revolving Commitment and Tranche 3 Revolving Commitment.
“Revolving Commitment Percentage” means, with respect to any Revolving Lender at any time, such Lender’s Tranche 1 Revolving Commitment Percentage, Tranche 2 Revolving Commitment Percentage, Tranche 3 Revolving Commitment Percentage or Tranche 1-3 Revolving Commitment Percentage, as applicable.
“Revolving Commitment Period” means the period from and including the Closing Date to the applicable Revolving Termination Date.
“Revolving Facilities” has the meaning assigned to such term in the definition of “Facility”.
“Revolving Fee Payment Date” means (a) the third Business Day following the last day of each March, June, September and December during the Revolving Commitment Period and (b) the last day of the Revolving Commitment Period.
“Revolving Lenders” means the Tranche 1 Revolving Lenders, the Tranche 2 Revolving Lenders and the Tranche 3 Revolving Lenders.
“Revolving Loans” means the Tranche 1 Revolving Loans, the Tranche 2 Revolving Loans and the Tranche 3 Revolving Loans.
“Revolving Termination Date” means (i) with respect to the Tranche 1 Revolving Facility and the Tranche 2 Revolving Facility, the fifth anniversary of the Closing Date and (ii) with respect to the Tranche 3 Revolving Facility, March 9, 2020.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State or by the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.
“Secured Indebtedness” means Indebtedness of a Borrower secured by any Lien on the assets of such Borrower.

“Screen Rate” means the CDOR Screen Rate, the EURIBOR Screen Rate and the LIBO Screen Rate, collectively and individually, as the context may require.
“Specified Swap Agreement” means any Swap Agreement listed on Schedule 1.01C and any other Swap Agreement in respect of interest rates or currency exchange rates entered into by a Borrower or any Subsidiary Guarantor and any Person that is a Lender or an affiliate of a Lender at the time such Swap Agreement is entered into.
“Specified Time” means (a) in relation to a Loan in Canadian Dollars, 11:00 a.m., Toronto, Ontario time and (b) otherwise, 11:00 a.m., London time.
“Standard & Poor’s” means Standard & Poor’s Financial Services LLC.
“Sterling” and “£” mean the lawful currency of the United Kingdom.
“Stock Compensation Plans” means compensation plans in connection with which a Borrower or any of its Restricted Subsidiaries make payments to LIC or any of its Affiliates in consideration for securities of LIC issued to employees of a Borrower or any of its Restricted Subsidiaries.
“Stockholders’ Equity” means, as of any date of determination, the sum of the consolidated stockholders’ equity of QVC and the consolidated stockholders’ equity of zulily as of that date, in each case determined in accordance with GAAP.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary Guarantees” means the QVC Subsidiary Guarantee and the zulily Subsidiary Guarantee.
“Subsidiary Guarantor” means each Domestic Subsidiary that is a party to a Subsidiary Guarantee (it being understood that neither zulily nor any of its subsidiaries shall guaranty the QVC Obligations unless and until it becomes a Material Domestic Subsidiary of QVC pursuant to Section 5.09).
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of either Borrower or its Restricted Subsidiaries shall be a Swap Agreement.
“Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swiss Franc” means the lawful currency of Switzerland.
“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euros.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Total Percentage” means, with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.
“Tranche 1 Outstanding Revolving Credit” means, with respect to any Tranche 1 Revolving Lender at any time, an amount equal to the sum of (a) the aggregate then outstanding principal amount of such Lender’s Tranche 1 Revolving Loans, and (b) such Lender’s Tranche 1-3 LC Exposure.
“Tranche 1 Revolving Commitment” means, as to any Tranche 1 Revolving Lender, the obligation of such Lender to make Tranche 1 Revolving Loans and purchase participation interests in Tranche 1-3 Letters of Credit in an aggregate principal amount not to exceed the amount set forth under the heading “Tranche 1 Revolving Commitment” opposite such Lender’s name on Schedule 1.01A or in the Assignment and Assumption or New Lender Supplement pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms of this Agreement. The aggregate Dollar Amount of all Tranche 1 Revolving Commitments on the Closing Date is $2,110,000,000.00.
“Tranche 1 Revolving Commitment Percentage” means, with respect to any Tranche 1 Revolving Lender at any time, the ratio (expressed as a percentage) of such Lender’s Tranche 1 Revolving Commitment at such time to the Tranche 1 Revolving Commitments of all Tranche 1 Revolving Lenders at such time.
“Tranche 1 Revolving Facility” has the meaning assigned to such term in the definition of “Facility”.
“Tranche 1 Revolving Lender” means each Lender that has a Tranche 1 Revolving Commitment or that holds Tranche 1 Revolving Loans.
“Tranche 1 Revolving Loans” has the meaning assigned to such term in Section 2.01(a).
“Tranche 1-3 Alternative Currency Revolving Sublimit” means, as of any day and with respect to all Alternative Currencies, a Dollar Amount equal to 50% of the sum of the Tranche 1 Revolving Commitments and Tranche 3 Revolving Commitments as of such day.
“Tranche 1-3 LC Disbursement” means a payment made by the Issuing Bank pursuant to a demand for payment or drawing under a Tranche 1-3 Letter of Credit.
“Tranche 1-3 LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Tranche 1-3 Letters of Credit at such time plus (b) the aggregate amount of all Tranche 1-3 LC Disbursements that have not yet been reimbursed by or on behalf of QVC at such time. The

Tranche 1-3 LC Exposure of any Lender at any time shall be its Tranche 1-3 Revolving Commitment Percentage of the total Tranche 1-3 LC Exposure at such time.
“Tranche 1-3 Letters of Credit” has the meaning assigned to such term in Section 2.17(a).
“Tranche 1-3 Revolving Commitment Percentage” means, with respect to any Tranche 1 Revolving Lender or Tranche 3 Revolving Lender at any time, the ratio (as expressed as a percentage) of such Lender’s Tranche 1 Revolving Commitment and Tranche 3 Revolving Commitment, to the sum of (x) the Tranche 1 Revolving Commitments of all Tranche 1 Revolving Lenders and (y) the Tranche 3 Revolving Commitments of all Tranche 3 Revolving Lenders at such time.
“Tranche 2 Alternative Currency Revolving Sublimit” means, as of any day and with respect to all Alternative Currencies, a Dollar Amount equal to 50% of the Tranche 2 Revolving Commitments as of such day.
“Tranche 2 LC Disbursement” means a payment made by the Issuing Bank pursuant to a demand for payment or drawing under a Tranche 2 Letter of Credit.
“Tranche 2 LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Tranche 2 Letters of Credit at such time plus (b) the aggregate amount of all Tranche 2 LC Disbursements that have not yet been reimbursed by or on behalf of the applicable Borrower at such time. The Tranche 2 LC Exposure of any Lender at any time shall be its Tranche 2 Revolving Commitment Percentage of the total Tranche 2 LC Exposure at such time.
“Tranche 2 Letters of Credit” has the meaning assigned to such term in Section 2.17(a).
“Tranche 2 Outstanding Revolving Credit” means, with respect to any Tranche 2 Revolving Lender at any time, an amount equal to the sum of (a) the aggregate then outstanding principal amount of such Lender’s Tranche 2 Revolving Loans, and (b) such Lender’s Tranche 2 LC Exposure.
“Tranche 2 Revolving Commitment” means, as to any Tranche 2 Revolving Lender, the obligation of such Lender to make Tranche 2 Revolving Loans and purchase participation interests in Tranche 2 Letters of Credit in an aggregate principal amount not to exceed the amount set forth under the heading “Tranche 2 Revolving Commitment” opposite such Lender’s name on Schedule 1.01A or in the Assignment and Assumption or New Lender Supplement pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms of this Agreement. The aggregate Dollar Amount of all Tranche 2 Revolving Commitments on the Closing Date is $400,000,000.
“Tranche 2 Revolving Commitment Percentage” means, with respect to any Tranche 2 Revolving Lender at any time, the ratio (expressed as a percentage) of such Lender’s Tranche 2 Revolving Commitment at such time to the Tranche 2 Revolving Commitments of all Tranche 2 Revolving Lenders at such time.
“Tranche 2 Revolving Facility” has the meaning assigned to such term in the definition of “Facility”.
“Tranche 2 Revolving Facility Collateral” means any “Collateral” under and as defined in the zulily Parent Pledge Agreement.

“Tranche 2 Revolving Lender” means each Lender that has a Tranche 2 Revolving Commitment or that holds Tranche 2 Revolving Loans.
“Tranche 2 Revolving Loans” has the meaning assigned to such term in Section 2.01(a).
“Tranche 3 Outstanding Revolving Credit” means, with respect to any Tranche 3 Revolving Lender at any time, an amount equal to the sum of (a) the aggregate then outstanding principal amount of such Lender’s Tranche 3 Revolving Loans, and (b) such Lender’s Tranche 1-3 LC Exposure.
“Tranche 3 Revolving Commitment” means, as to any Tranche 3 Revolving Lender, the obligation of such Lender to make Tranche 3 Revolving Loans and purchase participation interests in Tranche 1-3 Letters of Credit in an aggregate principal amount not to exceed the amount set forth under the heading “Tranche 3 Revolving Commitment” opposite such Lender’s name on Schedule 1.01A or in the Assignment and Assumption or New Lender Supplement pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms of this Agreement. The aggregate Dollar Amount of all Tranche 3 Revolving Commitments on the Closing Date is $140,000,000.00.
“Tranche 3 Revolving Commitment Percentage” means, with respect to any Tranche 3 Revolving Lender at any time, the ratio (expressed as a percentage) of such Lender’s Tranche 3 Revolving Commitment at such time to the Tranche 3 Revolving Commitments of all Tranche 3 Revolving Lenders at such time.
“Tranche 3 Revolving Facility” has the meaning assigned to such term in the definition of “Facility”.
“Tranche 3 Revolving Lender” means each Lender that has a Tranche 3 Revolving Commitment or that holds Tranche 3 Revolving Loans.
“Tranche 3 Revolving Loans” has the meaning assigned to such term in Section 2.01(a).
“Transactions” means the execution, delivery and performance by the Borrowers of this Agreement, the execution, delivery and performance by the Credit Parties of the other Loan Documents, the borrowing of Loans and the use of proceeds thereof.
“Transferee” has the meaning assigned to such term in the definition of “Change in Control Transaction”.
“Transferee Parent” has the meaning assigned to such term in the definition of “LIC”.
“Type” means, as to any Loan, its nature as an ABR Loan or a Eurocurrency Loan.
“Unrestricted Subsidiary” with respect to a Borrower, means (a) any subsidiary of such Borrower listed on Schedule 1.01B, (b) any subsidiary of such Borrower that is designated as an Unrestricted Subsidiary by such Borrower after the Closing Date in a written notice to the Administrative Agent and (c) any subsidiary of any subsidiary described in clause (a) or (b) above, provided, that, in each case, (i) at no time shall any creditor of any such subsidiary have any claim (whether pursuant to a Guarantee or otherwise) against such Borrower or any of its Restricted Subsidiaries in respect of any Indebtedness or other obligation (except for obligations arising by operation of law, including joint and several liability for taxes, ERISA and similar items) of any such subsidiary (collectively, “Unrestricted Subsidiary Support Obligations”), except pursuant to Investments permitted by Section 6.11; (ii) neither such Borrower nor any of its Restricted

Subsidiaries shall become a general partner of any such subsidiary; (iii) no default with respect to any Indebtedness of any such subsidiary (including any right which the holders thereof may have to take enforcement action against any such subsidiary), shall permit solely as a result of such Indebtedness being in default or accelerated (upon notice, lapse of time or both) any holder of any Indebtedness of such Borrower or its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity; (iv) no such subsidiary shall own any Equity Interests of, or own or hold any Lien on any property of, such Borrower or any of its Restricted Subsidiaries; (v) no Investments may be made in any such subsidiary by such Borrower or any of its Restricted Subsidiaries except to the extent permitted under Section 6.11(f) or (h) (it being understood that, if a subsidiary is designated as an Unrestricted Subsidiary after the Closing Date, the aggregate fair market value of all outstanding Investments owned by such Borrower and its Restricted Subsidiaries in the subsidiary so designated shall be deemed to be an Investment made as of the time of such designation and shall be subject to the limits set forth in Section 6.11(f) or (h), as applicable); (vi) such Borrower shall not directly own any Equity Interests in such subsidiary; (vii) at the time of such designation, no Default shall have occurred and be continuing or would result therefrom; and (viii) at the time of such designation, after giving pro forma effect thereto, the Consolidated Leverage Ratio shall be less than or equal to the Consolidated Leverage Ratio then required to be maintained by the Borrowers pursuant to Section 6.10. It is understood that Unrestricted Subsidiaries shall be disregarded for the purposes of any calculation pursuant to this Agreement relating to financial matters with respect to such Borrower.
If a Borrower has designated a subsidiary as an Unrestricted Subsidiary, such Borrower may revoke such designation pursuant to a written notice to the Administrative Agent so long as, after giving pro forma effect to such revocation, (i) the Borrowers shall be in compliance with Section 6.10, and (ii) no Default shall be in existence. In addition, if any of the requirements specified in the first sentence of this definition ceases at any time to be complied with as to any Unrestricted Subsidiary, the designation thereof shall automatically be deemed to be revoked without requirement of any action by any Person on the date that is 30 days after such Borrower or any of its Subsidiaries has obtained knowledge of such noncompliance, unless such noncompliance has been cured prior to such date. Any revocation described in the preceding two sentences is referred to herein as a “Revocation”. Upon any Revocation, such Unrestricted Subsidiary shall constitute a Restricted Subsidiary for all purposes of this Agreement and such Borrower shall comply with Section 5.09 if such Subsidiary is a Material Domestic Subsidiary. In the case of any Revocation, if the designation of such subsidiary as an Unrestricted Subsidiary caused the available basket amount referred to in Section 6.11(f) or (h), as applicable, to be utilized by an amount equal to the aggregate fair market value of all outstanding Investments owned by such Borrower and its Restricted Subsidiaries in the subsidiary so designated (the amount so utilized, the “Designation Amount”), then, effective upon such Revocation, the relevant available basket amount shall be increased by the lesser of (i) the Designation Amount and (ii) the aggregate fair market value of all outstanding Investments owned by such Borrower and its Restricted Subsidiaries in such subsidiary at the time of such Revocation. Any subsidiary as to which any Revocation has been made may not subsequently be designated as an Unrestricted Subsidiary.
“Unrestricted Subsidiary Support Obligations” has the meaning assigned to such term in the definition of “Unrestricted Subsidiary”.
“U.S. Person” means “United States person” within the meaning of Section 7701(a)(30) of the Code.
“Weighted Average Life to Maturity” when applied to any Indebtedness at any date, means the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof by (ii) the number of years (calculated to the nearest one-twelfth) that shall elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
“Yen” and “¥” mean the lawful currency of Japan.
“zulily Subsidiary Guarantee” means a Subsidiary Guarantee by the Subsidiary Guarantors that are subsidiaries of zulily in favor of the Collateral Agent, substantially in the form of Exhibit H.
“zulily Parent” means Liberty Interactive Corporation, a Delaware corporation.
“zulily Parent Pledge Agreement” means the Pledge Agreement by zulily Parent in favor of Collateral Agent, dated as of the Closing Date.
SECTION 1.02.  Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Tranche 1 Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Tranche 1 Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Tranche 1 Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Tranche 1 Revolving Borrowing”).
SECTION 1.03.  Pro Forma Determinations. Whether or not specified elsewhere herein, in order to determine that no Default shall have occurred and be continuing after giving effect to a particular transaction or event, such determination shall require, without limitation, a determination that the Borrowers would be in compliance with Section 6.10 after giving effect thereto.
SECTION 1.04.  Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The foregoing standards shall also apply to the other Loan Documents.
SECTION 1.05.  Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that for purposes of any determinations associated with leases, including, without limitation, determinations of whether such leases are capital leases, whether obligations under such leases are Capital Lease Obligations, the amount of any Capital Lease Obligations associated with such leases, and the amount of operating expenses associated with such leases, Consolidated EBITDA, Consolidated QVC EBITDA, Consolidated zulily EBITDA, Indebtedness, the Consolidated Leverage Ratio and the Consolidated QVC Leverage Ratio shall be determined based on generally accepted accounting principles in the United States of America in effect on the Closing Date; provided further that, if the Borrowers notify the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
SECTION 1.06.  Change of Currency. Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify after consultation with the Borrowers to be appropriate to the extent necessary to reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.
SECTION 1.07.  Currency Equivalents Generally. Unless the context otherwise requires, any amount specified in this Agreement to be in Dollars shall also include the Dollar Amount of any Alternative Currency. The maximum amount of Indebtedness and other threshold amounts that a Borrower and its Restricted Subsidiaries may incur under Article VI shall not be deemed to be exceeded, with respect to any outstanding Indebtedness and other threshold amounts solely as a result of fluctuations in the exchange rate of currencies. When calculating capacity for the incurrence of additional Indebtedness and other threshold amounts by a Borrower and any Restricted Subsidiary, the exchange rate of currencies shall be measured as of the date of such calculation.
ARTICLE II

The Credits

SECTION 2.01.  Revolving Commitments.

(a)    Subject to the terms and conditions hereof, from time to time during the Revolving Commitment Period, (i) each Tranche 1 Revolving Lender severally agrees to make to QVC revolving credit loans denominated in Dollars or an Alternative Currency (“Tranche 1 Revolving Loans”) in an aggregate principal amount that will not result at the time of such Borrowing in (A) the Dollar Amount of such Lender’s Tranche 1 Outstanding Revolving Credit exceeding such Lender’s Tranche 1 Revolving Commitment or (B) the Dollar Amount of Tranche 1 Revolving Loans and Tranche 3 Revolving Loans in Alternative Currencies exceeding the Tranche 1-3 Alternative Currency Revolving

Sublimit, (ii) each Tranche 2 Revolving Lender severally agrees to make to QVC or zulily revolving credit loans denominated in Dollars or an Alternative Currency (“Tranche 2 Revolving Loans”) in an aggregate principal amount that will not result at the time of such Borrowing in (A) the Dollar Amount of such Lender’s Tranche 2 Outstanding Revolving Credit exceeding such Lender’s Tranche 2 Revolving Commitment or (B) the Dollar Amount of Tranche 2 Revolving Loans in Alternative Currencies exceeding the Tranche 2 Alternative Currency Revolving Sublimit and (iii) each Tranche 3 Revolving Lender severally agrees to make to QVC revolving credit loans denominated in Dollars or an Alternative Currency (“Tranche 3 Revolving Loans”) in an aggregate principal amount that will not result at the time of such Borrowing in (A) the Dollar Amount of such Lender’s Tranche 3 Outstanding Revolving Credit exceeding such Lender’s Tranche 3 Revolving Commitment or (B) the Dollar Amount of Tranche 1 Revolving Loans and Tranche 3 Revolving Loans in Alternative Currencies exceeding the Tranche 1-3 Alternative Currency Revolving Sublimit. During the Revolving Commitment Period (i) QVC may use the Tranche 1 Revolving Commitments and Tranche 3 Revolving Commitments by borrowing, prepaying the Tranche 1 Revolving Loans and Tranche 3 Revolving Loans, respectively, in whole or in part, and reborrowing, and (ii) QVC and zulily may each use the Tranche 2 Revolving Commitments by borrowing, prepaying the Tranche 2 Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurocurrency Loans or, in the case of Revolving Loans in Dollars, ABR Loans, as determined by the applicable Borrower and notified to the Administrative Agent in accordance with Sections 2.03 and 2.05.
(b)    Each Revolving Loan under a Revolving Facility shall be made as part of a Borrowing consisting of Revolving Loans made by the Revolving Lenders thereunder ratably in accordance with their respective Revolving Commitments under such Revolving Facility. The failure of any Revolving Lender to make any Revolving Loan required to be made by it shall not relieve any other Revolving Lender of its obligations hereunder; provided that the Revolving Commitments of the Revolving Lenders are several and no Revolving Lender shall be responsible for any other Revolving Lender’s failure to make Revolving Loans as required.
(c)    At the commencement of each Interest Period for any Eurocurrency Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000 (or comparable amounts determined by the Administrative Agent in the case of Alternative Currency). At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Revolving Commitments under the Tranche 1 Revolving Facility, Tranche 2 Revolving Facility or Tranche 3 Revolving Facility, as applicable. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 15 Eurocurrency Revolving Borrowings outstanding.
SECTION 2.02.  Incremental Revolving Commitments and Incremental Term Loans.
(a)    QVC, with respect to the Tranche 1 Revolving Facility, and QVC and zulily, with respect to the Tranche 2 Revolving Facility, and one or more Lenders (including New Lenders reasonably acceptable to the Administrative Agent) may from time to time agree that such Lenders shall incur Incremental Revolving Commitments with respect to the Tranche 1 Revolving Facility (“Tranche 1 Incremental Revolving Commitments”) or the Tranche 2 Revolving Facility (“Tranche 2 Incremental Revolving Commitments”), as applicable, by executing and delivering to the Administrative Agent an Incremental Revolving Commitment Activation Notice specifying (i) the amount of the Incremental Revolving Commitments, (ii) the Revolving Facility with respect to which such Incremental Revolving

Commitments will be incurred, and (iii) the applicable Incremental Revolving Commitment Closing Date. Notwithstanding the foregoing, (1) (A) the aggregate amount of Incremental Revolving Commitments plus the aggregate amount of Incremental Term Loans shall not exceed $1,500,000,000 minus the outstanding principal amount of Pari Passu Indebtedness (other than the Existing Notes) incurred pursuant to Section 6.01(b), (B) without limiting the foregoing clause (1)(A), the aggregate amount of Tranche 2 Incremental Revolving Commitments shall not exceed $300,000,000, (C) no Incremental Revolving Commitments may be incurred if a Default would be in existence immediately before or after giving pro forma effect thereto and to any concurrent transactions and any substantially concurrent use of the proceeds thereof, (D) after giving pro forma effect thereto (assuming the full drawing of such Incremental Revolving Commitments and after giving effect to other concurrent transactions permitted hereunder), the Borrowers shall be in compliance with Section 6.10 and (E) the representations and warranties set forth in Article III shall be true and correct in all material respects (or in all respects if qualified by materiality) immediately prior to, and after giving effect to, the incurrence of such Incremental Revolving Commitments, and (2) unless otherwise agreed by the Administrative Agent, (A) each Tranche 1 Incremental Revolving Commitment effected pursuant to this paragraph shall be in a minimum amount of at least $100,000,000, (B) each Tranche 2 Incremental Revolving Commitment effected pursuant to this paragraph shall be in a minimum amount of at least $20,000,000 and (C) no more than four Incremental Revolving Commitment Activation Notices may be delivered by the Borrowers (in the aggregate) after the Closing Date. No existing Lender shall have any obligation to incur any Incremental Revolving Commitments unless it agrees to do so in its sole discretion.
(b)    QVC and any one or more Lenders (including New Lenders) may from time to time agree that such Lenders shall make Incremental Term Loans by executing and delivering to the Administrative Agent an Incremental Term Facility Activation Notice specifying (i) the amount of such Incremental Term Loans, (ii) the applicable Incremental Term Facility Closing Date, (iii) the applicable Incremental Term Maturity Date, (iv) the amortization schedule for such Incremental Term Loans, which shall comply with Section 2.07(a), (v) the Applicable Rate for such Incremental Term Loans, (vi) the proposed original issue discount applicable to such Incremental Term Loans, if any, (vii) if applicable, the manner in which prepayments of such Incremental Term Loans shall be applied to the installments thereof, and (viii) any other terms (including mandatory prepayment provisions, if any) applicable to such Incremental Term Loans acceptable to QVC and the Administrative Agent that are consistent with the terms of this Section 2.02(b) and Section 2.07(a). Notwithstanding the foregoing, (1) (A) the aggregate amount of Incremental Revolving Commitments plus the aggregate amount of Incremental Term Loans shall not exceed $1,500,000,000 minus the outstanding principal amount of Pari Passu Indebtedness (other than the Existing Notes) incurred pursuant to Section 6.01(b), (B) no Incremental Term Loans may be incurred if a Default would be in existence immediately before or after giving pro forma effect thereto and to any concurrent transactions and any substantially concurrent use of the proceeds thereof; provided that, with respect to any Incremental Term Loans incurred for the primary purpose of financing a Limited Conditionality Acquisition (“Acquisition-Related Incremental Term Loans”), such Incremental Term Loans may be incurred so long as (i) as of the date of effectiveness of the applicable Limited Conditionality Acquisition Agreement, no Default is in existence or would result from entry into such documentation and (ii) as of the date of the Borrowing of such Incremental Term Loans, no Event of Default under clauses (a), (b), (h) or (i) of Article VII is in existence immediately before or after giving pro forma effect to such Borrowing and to any concurrent transactions and any substantially concurrent use of proceeds thereof, (C) after giving pro forma effect thereto and to any concurrent transactions, the Borrowers shall be in compliance with Section 6.10, (D) the covenants and events of default applicable to any Incremental Term Loan shall be no more favorable to the Incremental Term Lenders (or more restrictive on QVC and its Restricted Subsidiaries) than those applicable to the Revolving Loans and (E) the representations and warranties set forth in Article III shall be true and correct in all material respects (or in all respects if qualified by materiality) immediately prior to, and after giving effect to, the incurrence of such Incremental Term Loans; provided that, with respect to any Acquisition-Related Incremental Term Loans, such Incremental Term Loans may be incurred so long as (i) the representations and warranties set forth in Article III shall be true and correct in all material respects (or in all respects if qualified by materiality) as of the date of effectiveness of the applicable Limited Conditionality Acquisition Agreement and (ii) as of the date of the Borrowing of such Incremental Term Loans, customary “Sungard” representations and warranties (with such representations and warranties to be reasonably determined by the Administrative Agent and the Lenders providing such Incremental Term Loans) shall be true and correct in all material respects (or in all respects if qualified by materiality) immediately prior to, and after giving effect to, the incurrence of such Incremental Term Loans; and (2) unless otherwise agreed by the Administrative Agent, (A) each increase effected pursuant to this paragraph shall be in a minimum amount of at least $100,000,000 and (B) no more than four Incremental Term Facility Activation Notices may be delivered by QVC after the Closing Date. No existing Lender shall have any obligation to make any Incremental Term Loans unless it agrees to do so in its sole discretion.
(c)    Any additional bank, financial institution or other entity which, with the consent of the Borrower, elects to become a “Lender” under this Agreement in connection with any transaction described in Section 2.02(a) or 2.02(b) shall execute a New Lender Supplement (each, a “New Lender Supplement”), substantially in the form of Exhibit F-1, whereupon such bank, financial institution or other entity (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement and the other Loan Documents.
(d)    With respect to Incremental Revolving Commitments, each Lender that is acquiring an Incremental Revolving Commitment for a Revolving Facility on an Incremental Revolving Commitment Closing Date shall make a Revolving Loan, the proceeds of which will be used to prepay the Revolving Loans of the Revolving Lenders in such Revolving Facility (other than such Lender and the other Lenders acquiring an Incremental Revolving Commitment) outstanding immediately prior to such Incremental Revolving Commitment Closing Date, so that, after giving effect thereto, each Revolving Lender in such Revolving Facility (including each Lender that is acquiring an Incremental Revolving Commitment) holds its Revolving Commitment Percentage of the Revolving Loans outstanding under such Revolving Facility after giving effect to such Incremental Revolving Commitment on such Incremental Revolving Commitment Closing Date. If there is a new Revolving Borrowing under such Revolving Facility on such Incremental Revolving Commitment Closing Date, the Revolving Lenders in such Revolving Facility after giving effect to such Incremental Revolving Commitments shall make such Revolving Loans in accordance with Section 2.01.
SECTION 2.03.  Procedure for Revolving Loan Borrowing.
(a)    To request a Revolving Borrowing on any Business Day, QVC (or, with respect to a Tranche 2 Revolving Borrowing, QVC or zulily, as applicable) shall notify the Administrative Agent of such request by telephone (which notice must be received by the Administrative Agent prior to 12:00 noon, New York City time (or in the case of an Alternative Currency, 11:00 a.m., London time) (x) not less than three Business Days prior to the requested Borrowing Date, in the case of Eurocurrency Loans or (y) on the requested Borrowing Date, in the case of ABR Loans). Each such telephonic borrowing request shall be irrevocable and shall be confirmed promptly in writing. Each such telephonic and written borrowing request shall specify the Borrower, amount, Facility, currency and Type of Borrowing to be borrowed, the requested Borrowing Date and the account of the applicable Borrower to be credited. Upon receipt of such notice, the Administrative Agent shall promptly notify each relevant Revolving Lender thereof. For the avoidance of doubt, all Revolving Loans made in Alternative Currencies shall be Eurocurrency Loans.
(b)    If no election as to the Type of Revolving Borrowing is specified for a Revolving Borrowing in Dollars, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Revolving Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. If no currency is specified, the requested Borrowing shall be in Dollars. In making any determination of the Dollar Amount for purposes of calculating the amount of Revolving Loans to be borrowed from the respective Lenders on any date, the Administrative Agent shall use the relevant Exchange Rate in effect on the date on which the applicable Borrower delivers a borrowing request for such Revolving Loans pursuant to the provisions of Section 2.03(a).
SECTION 2.04.  Funding of Borrowings.
(a)    Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, in the case of any Loan denominated in Dollars, and by the Applicable Time specified by the Administrative Agent, in the case of any Loan denominated in an Alternative Currency, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. Each Lender may, at its option, make any Loan available to any Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of such Borrower to repay such Loan in accordance with the terms of this Agreement. The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to the account specified in the borrowing request.
(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation in the relevant currency or (ii) in the case of the applicable Borrower, the interest rate applicable to such Loans in the case of a Loan in Dollars or the applicable LIBO Rate in the case of a Loan in an Alternative Currency. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
SECTION 2.05.  Interest Elections.
(a)    Each Borrowing denominated in Dollars initially shall be of the Type specified in the applicable borrowing request, and each Eurocurrency Borrowing in Dollars or an Alternative Currency shall have an initial Interest Period as specified in such borrowing request. Thereafter, the applicable Borrower may elect to convert any Borrowing denominated in Dollars of any Class to a different Type or to continue such Borrowing as the same Type and may elect successive Interest Periods for any Eurocurrency

Borrowing in Dollars or an Alternative Currency, all as provided in this Section. The applicable Borrower may elect different Types or Interest Periods, as applicable, with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the relevant Lenders holding the Loans comprising the relevant portion of such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
(b)    To make an election pursuant to this Section, the applicable Borrower shall notify the Administrative Agent of such election by telephone by the time that a request for a Revolving Borrowing would be required under Section 2.03, if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly in writing.
(c)    Each telephonic and written Interest Election Request shall specify (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing), (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day, (iii) in the case of a Borrowing denominated in Dollars, whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing, and (iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”. If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each relevant Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)    If a Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as such for an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrowers, then, so long as an Event of Default is continuing (i) no outstanding Borrowing in Dollars may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (iii) each Eurocurrency Borrowing in an Alternative Currency shall be continued as such for an Interest Period of not more than one month.
SECTION 2.06.  Termination and Reduction of Commitments. (i) QVC shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate, or, from time to time, reduce the aggregate amount of the Tranche 1 Revolving Commitments and the Tranche 3 Revolving Commitments (with such reduction to be applied pro rata between the Tranche 1 Revolving Commitments and the Tranche 3 Revolving Commitments according to the respective Revolving Commitments thereunder) and (ii) QVC and zulily shall, acting together, have the right upon not less than three Business Days’ notice to the Administrative Agent, to terminate, or, from time to time, reduce the amount of the Tranche 2 Revolving Commitments; provided that no such termination or reduction of such applicable Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the applicable Revolving Loans made on the effective date thereof, the Outstanding Revolving Credits with respect to such Revolving Facility being terminated or reduced would exceed the Revolving Commitments with respect thereto. Any such reduction shall be in an amount equal to an integral multiple of $1,000,000 and not less than $5,000,000 and shall reduce permanently the Revolving Commitments then in effect.
SECTION 2.07.  Repayment of Loans; Evidence of Debt.
(a)    The Incremental Term Loans of each Incremental Term Lender shall mature in one or more installments as specified in the Incremental Term Facility Activation Notice pursuant to which such Incremental Term Loans were made, provided that except in the case of the final installment, (i) such installments shall be no more frequent than quarterly and (ii) the aggregate amount of such installments for any four consecutive fiscal quarters shall not exceed $150,000,000 in the aggregate for all outstanding Incremental Term Loans and any Pari Passu Indebtedness (other than the Existing Notes) issued pursuant to Section 6.01(b).
(b)    (i) QVC shall repay the then unpaid principal amount of each Tranche 1 Revolving Loan and Tranche 3 Revolving Loan on the applicable Revolving Termination Date and (ii) QVC and zulily shall repay the then unpaid principal amount of each Tranche 2 Revolving Loan on the applicable Revolving Termination Date. QVC and zulily shall be jointly and severally liable for all obligations in respect of the Tranche 2 Revolving Facility.
(c)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the applicable Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(d)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the currency, Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the relevant Lenders and each relevant Lender’s share thereof.
(e)    The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the applicable Borrower to repay the Loans in accordance with the terms of this Agreement.
SECTION 2.08.  Prepayments.
(a)    The Borrowers may at any time and from time to time prepay Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 12:00 noon, New York City time (or in the case of an Alternative Currency, 11:00 a.m., London time), not less than three Business Days prior thereto, in the case of Eurocurrency Loans, and no later than 12:00 noon, New York City time, on the date of such notice, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and the Loans to be prepaid; provided that, if a Eurocurrency Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the applicable Borrower shall also pay any amounts owing pursuant to Section 2.13. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Loans shall be in an aggregate amount that is an integral multiple of $1,000,000 (or comparable amounts determined by the Administrative Agent in the case of Alternative Currency) and not less than $5,000,000 (or comparable amounts determined by the Administrative Agent in the case of Alternative Currency).
(b)    (i) If at any time for any reason the sum of (x) the Dollar Amount of Tranche 1 Outstanding Revolving Credit and Tranche 3 Outstanding Revolving Credit exceeds the sum of (y) the Tranche 1 Revolving Commitments of all Tranche 1 Revolving Lenders and the Tranche 3 Revolving Commitments of all Tranche 3 Revolving Lenders, QVC shall, upon learning thereof, or upon the request of the Administrative Agent, immediately prepay Tranche 1 Revolving Loans and Tranche 3 Revolving Loans in an aggregate principal amount at least equal to the amount of such excess, with such prepayment allocated pro rata according to the respective outstanding principal amounts of the Tranche 1 Revolving Loans and Tranche 3 Revolving Loans and (ii) if at any time for any reason the sum of the Dollar Amount of Tranche 2 Outstanding Revolving Credit exceeds the Tranche 2 Revolving Commitments of all Tranche 2 Revolving Lenders, the Borrowers shall, upon learning thereof, or upon the request of the Administrative Agent, immediately prepay the Tranche 2 Revolving Loans in an aggregate principal amount at least equal to the amount of such excess; provided that solely with respect to any excess described in the foregoing clauses (i) and (ii) resulting from currency exchange rate fluctuations, this Section 2.08(b) shall not apply unless, on the last day of any fiscal quarter of the Borrowers, the Dollar Amount of Tranche 1 Outstanding Revolving Credit, Tranche 2 Outstanding Revolving Credit or Tranche 3 Outstanding Revolving Credit, as applicable, exceeds the Tranche 1 Revolving Commitments of all Tranche 1 Revolving Lenders, Tranche 2 Revolving Commitments of all Tranche 2 Revolving Lenders or Tranche 3 Revolving Commitments of all Tranche 3 Revolving Lenders, respectively, by more than 2.5% as a result of such fluctuations.
SECTION 2.09.  Fees.

(a)    (i) QVC agrees to pay to the Administrative Agent for the account of each Tranche 1 Revolving Lender and Tranche 3 Revolving Lender a commitment fee in Dollars for the period from and including the Closing Date to the last day of the applicable Revolving Commitment Period, computed at the applicable Commitment Fee Rate on the average daily Dollar Amount of the Available Tranche 1 Revolving Commitment or Available Tranche 3 Revolving Commitment, respectively, of such Lender during the period for which payment is made and (ii) QVC and zulily agree to pay to the Administrative Agent for the account of each Tranche 2 Revolving Lender a commitment fee in Dollars for the period from and including the Closing Date to the last day of the Revolving Commitment Period, computed at the applicable Commitment Fee Rate on the average daily Dollar Amount of the Available Tranche 2 Revolving Commitment of such Lender during the period for which payment is made, in the case of each of clauses (i) and (ii), payable quarterly in arrears on each Revolving Fee Payment Date, commencing on the first such date to occur after the Closing Date.
(b)    (i) QVC agrees to pay (x) to the Administrative Agent for the account of each Tranche 1 Revolving Lender and Tranche 3 Revolving Lender a participation fee with respect to its participations in Tranche 1-3 Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Tranche 1 Revolving Loans or Eurocurrency Tranche 3 Revolving Loans, respectively, on the average daily Dollar Amount of such Revolving Lender’s Tranche 1-3 LC Exposure (excluding any portion thereof attributable to unreimbursed Tranche 1-3 LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Revolving Lender’s Tranche 1 Revolving Commitment or Tranche 3 Revolving Commitment, as applicable, terminates and the date on which such Revolving Lender ceases to have any Tranche 1-3 LC Exposure, and (y) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the Tranche 1-3 LC Exposure of the Tranche 1-3 Letters of Credit issued by it (excluding any portion thereof attributable to unreimbursed Tranche 1-3 LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Tranche 1 Revolving Commitments (in the case of a Tranche 1 Revolving Lender) or Tranche 3 Revolving Commitments (in the case of a Tranche 3 Revolving Lender), and the date on which there ceases to be any such Tranche 1-3 LC Exposure, as well as the fees agreed by the Issuing Bank and QVC with respect to the issuance, amendment, renewal or extension of any Tranche 1-3 Letter of Credit or processing of drawings thereunder and (ii) QVC and zulily agree to pay (x) to the Administrative Agent for the account of each Tranche 2 Revolving Lender a participation fee with respect to its participations in Tranche 2 Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily Dollar Amount of such Revolving Lender’s Tranche 2 LC Exposure (excluding any portion thereof attributable to unreimbursed Tranche 2 LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Revolving Lender’s Tranche 2 Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any Tranche 2 LC Exposure, and (y) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the Tranche 2 LC Exposure of the Tranche 2 Letters of Credit issued by it (excluding any portion thereof attributable to unreimbursed Tranche 2 LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Tranche 2 Revolving Commitments and the date on which there ceases to be any such Tranche 2 LC Exposure, as well as the fees agreed by the Issuing Bank and the applicable Borrower with respect to the issuance, amendment, renewal or extension of any Tranche 2 Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees will be payable quarterly in arrears on each Revolving Fee Payment Date, commencing on the first such date to occur after the Closing Date; provided that any such fees accruing after the date on which the applicable Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 365/366 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(c)    The Borrowers agree to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.
(d)    All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees, to the applicable Revolving Lenders. Fees paid shall not be refundable under any circumstances. All per annum fees shall be computed on the basis of a year of 365/366 days for actual days elapsed.
SECTION 2.10.  Interest.
(a)    The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.
(b)    The Loans comprising each Eurocurrency Borrowing in any currency shall bear interest at the LIBO Rate for such currency for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(c)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by either Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans under the relevant Facility as provided in paragraph (a) of this Section (in the case of such other amount in Dollars) or 2% plus the daily weighted average rate of all Loans under the relevant Facility in the relevant Alternative Currency (in the case of any such other amount in such Alternative Currency).
(d)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in addition, in the case of Revolving Loans, upon termination of the applicable Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Commitment Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(e)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate and Eurocurrency Loans in Sterling shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
SECTION 2.11.  Market Disruption; Inability to Determine Interest Rate. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:
(a)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period; or
(b)    the Administrative Agent is advised by the Required Lenders that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the applicable Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the applicable Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing in Dollars as, a Eurocurrency Borrowing shall be ineffective and the Loans shall be converted to an ABR Borrowing and (ii) if any borrowing request requests a Eurocurrency Borrowing, such Borrowing, if denominated in Dollars, shall be made as an ABR Borrowing, and if such borrowing request requests a Borrowing denominated in an Alternative Currency or if any Interest Election Request requests the continuation of a Eurocurrency Borrowing in an Alternate Currency, such Borrowing or continuation shall be made or continued as a Borrowing bearing interest at an interest rate reasonably determined by the Administrative Agent, after consultation with the applicable Borrower and the applicable Lenders, to compensate the applicable Lenders for such Borrowing in such currency for the applicable period plus the Applicable Rate; provided that if the circumstances giving rise to such notice affect only Borrowings in one currency, then Borrowings in other currencies will not be affected by the provisions of this Section.
SECTION 2.12.  Increased Costs.

(a)    If any Change in Law shall:
(i)     impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (including any reserve for eurocurrency funding that may be established or reestablished under Regulation D of the Board); or
(ii)     impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the applicable Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
(b)    If any Lender determines that any Change in Law regarding capital or liquidity requirements would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time the applicable Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered; provided that no Lender shall be entitled to request payment of any such amounts with respect to a Change in Law relating to Dodd-Frank or Basel III unless such Lender is generally demanding payment under comparable provisions of its agreements with similarly situated borrowers.
(c)    A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the applicable Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the applicable Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 2.13.  Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by either Borrower pursuant to Section 2.16, then, in any such event, such applicable Borrower shall compensate each

Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to be an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant currency of a comparable amount and period from other banks in the eurocurrency market (but not less than the available LIBO rate quoted for the LIBO interest period equal to the period from the date of such event to the last day of the then current Interest Period, or if there is no such LIBO interest period, the lower of the LIBO rates quoted for the closest LIBO interest periods that are longer and shorter than such period). A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
SECTION 2.14.  Taxes.
(a)    Any and all payments by or on account of any Loan Party under any Loan Document hereunder shall be made free and clear of and without deduction for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.14(a)), the amounts received with respect to this Agreement equal the sum which would have been received had no such deduction or withholding been made.
(b)    In addition, the applicable Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for Other Taxes.
(c)    The applicable Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Loan Parties hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (excluding penalties and interest attributable to actions or omissions of the Administrative Agent or such Lender), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the applicable Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. The applicable Borrower shall be entitled to contest with the relevant Governmental Authority, pursuant to applicable law and at its own expense, any Indemnified Taxes or Other Taxes that it is ultimately obligated to pay, and the Administrative Agent or Lender shall reasonably cooperate with any such contest. This Section shall not be construed to require the Administrative Agent or Lender to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to the applicable Borrower or any other Person. The Administrative Agent and each Lender shall give prompt notice of any Indemnified Taxes or Other Taxes imposed or asserted on it, provided however that the Administrative Agent or such Lender’s failure to give such prompt notice to the applicable Borrower shall not constitute a defense to any claim for indemnification by the Administrative Agent’s or such Lender unless, and only to the extent that, such failure materially prejudices such Borrower.
(d)    As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent a copy, or if reasonably available to such Borrower a certified copy, of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)    Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Loan Parties to do so) and (ii) any Taxes attributable to such Lender's failure to comply with the provisions of Section 9.05(c)(ii) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)    (i) Any Lender that is entitled to an exemption from or reduction of withholding with respect to any payments under any Loan Document shall deliver to the applicable Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by such Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by a Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Borrower or the Administrative Agent to determine whether such Lender is subject to withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.14(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii) Without limiting the generality of the foregoing,
(A) any Lender that is a U.S. Person shall deliver to the applicable Borrower (or Borrowers) and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of any such Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the applicable Borrower (or Borrowers) and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of any such Borrower or the Administrative Agent), whichever of the following is applicable:

(1)
in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the "interest" article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;

(2)    executed originals of IRS Form W-8ECI;

(3)
in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Non-U.S. Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, a "10 percent shareholder" of the applicable Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code (a "U.S. Tax Compliance Certificate") and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4)
to the extent a Non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the applicable Borrower (or Borrowers) and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit any such Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the applicable Borrower (or Borrowers) and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by such Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Borrower or the Administrative Agent as may be necessary for such Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendment made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the applicable Borrower (or Borrowers) and the Administrative Agent in writing of its legal inability to do so.
For purposes of determining withholding Taxes imposed under FATCA, from and after the Closing Date, the Borrowers and the Administrative Agent shall treat (and the Lenders hereby authorize the Borrowers and the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).
(g)    If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of or credit against any Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section 2.14, it shall pay over such refund or credit to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 2.14 with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or credit); provided, that such Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority (but excluding any penalties, interest or other charges attributable to actions or omissions of the Administrative Agent or such Lender)) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund or credit to such Governmental Authority. The Administrative Agent and each Lender will pursue any such refund or credit against Taxes or Other Taxes if the Administrative Agent or such Lender reasonably determines that it is likely to receive such refund or credit. Notwithstanding anything to the contrary in this paragraph (g), in no event will the Administrative Agent or Lender be required to pay any amount to such Borrower pursuant to this paragraph (g) the payment of which would place the Administrative Agent or Lender in a less favorable net after-Tax position than the Administrative Agent or Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to such Borrower or any other Person.
SECTION 2.15.  Pro Rata Treatment and Payments.

(a)    Each borrowing of a particular Class of Revolving Loans by a Borrower and any reduction of the Revolving Commitments of a particular Class shall be made pro rata among the Revolving Lenders according to their respective Revolving Commitments in such Class. Each payment by a Borrower on account of any commitment fee or any letter of credit fee owing with respect to a particular Revolving Facility shall be paid ratably to the Revolving Lenders in such Facility.
(b)    Each prepayment by a Borrower on account of principal of the Revolving Loans of a particular Class shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans of such Class then held by the Revolving Lenders, except that Tranche 3 Revolving Loans may be repaid on the Revolving Termination Date with respect to the Tranche 3 Revolving Facility without prepaying any Tranche 1 Revolving Loans. All repayments of principal of the Revolving Loans of a particular Class at stated maturity or upon acceleration shall be allocated pro rata according to the respective outstanding principal amounts of the matured or accelerated Revolving Loans of such Class then held by the relevant Revolving Lenders. All payments of interest in respect of the Revolving Loans of a particular Class shall be allocated pro rata according to the outstanding interest payable on the Revolving Loan of such Class then owed to the relevant Revolving Lenders. Notwithstanding the foregoing, (A) any amount payable to a Defaulting Lender under this Agreement (whether on account of principal, interest, fees or otherwise but excluding any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.16 and Section 9.05) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated interest-bearing account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent: (1) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent and the Issuing Bank hereunder (including amounts owed under Section 2.09(b) or 9.04(c)), (2) second, to the funding of any Revolving Loan or LC Disbursement required by this Agreement, as determined by the Administrative Agent, (3) third, if so determined by the Administrative Agent and the applicable Borrower (or Borrowers), held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (4) fourth, pro rata, to the payment of any amounts owing to the Borrowers or the Lenders as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (5) fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction, and (B) if such payment is a prepayment of the principal amount of Revolving Loans of a particular Class, such payment shall be applied solely to prepay the Revolving Loans of such Class held by all non-Defaulting Lenders pro rata (based on the amounts owing to each) prior to being applied to the prepayment of any Revolving Loan of such Class held by any Defaulting Lender.
(c)    All payments (including prepayments) to be made by either Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 2:00 p.m., New York City time (or as specified in the next sentence in the case of Revolving Loans in an Alternative Currency), on the date when due. Except as otherwise expressly provided herein, all payments by either Borrower hereunder with respect to principal and interest on Revolving Loans in an Alternative Currency shall be made on the dates specified herein for the pro rata account of the relevant Lenders to which such payment is owed, in such Alternative Currency and in immediately available funds not later than the Applicable Time specified by the Administrative Agent to the applicable Borrower by the same time at least one Business Day prior to the date when due. All payments received by the Administrative Agent (i) after 2:00 p.m., New York City time, in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 1111 Fannin Street, Houston, Texas except that payments pursuant to Sections 2.12, 2.13, 2.14 and 9.04 shall be made directly to the Persons entitled thereto. The

Administrative Agent shall distribute such payments to the relevant Lenders promptly upon receipt in like funds as received. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. In the case of any extension of any payment of principal, interest thereon shall be payable at the then applicable rate during such extension.
(d)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (subject to the rights of the Administrative Agent to hold and apply amounts to be paid to a Defaulting Lender in accordance with Section 2.15(b)) (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties. To the extent necessary, the Administrative Agent shall enter into foreign currency exchange transactions on customary terms to effect any such ratable payment and the payments made by the Administrative Agent following such transactions shall be deemed to be payments made by or on behalf of the applicable Borrower hereunder.
(e)    If any Lender shall, by exercising any right of set‑off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans of a particular Class resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender that has made Loans of the same Class, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of such Class made by other Lenders to the extent necessary so that the benefit of all such payments shall be shared by such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans of such Class; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by either Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant.
SECTION 2.16.  Mitigation Obligations; Replacement of Lenders.
(a)    If any Lender requests compensation under Section 2.12, or if a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The applicable Borrower (or Borrowers) hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    If any Lender requests compensation under Section 2.12, or if a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, or if any Lender is a Defaulting Lender, then such Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.05), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i)

such Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in unreimbursed LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling such Borrower to require such assignment and delegation cease to apply.
(c)    If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.02 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then the Borrowers shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans, and its Revolving Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent, provided that: (a) all amounts owing to such Non-Consenting Lender being replaced (other than principal and interest) shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment the Borrowers, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.05; provided that such Non-Consenting Lender need not be party to the Assignment and Assumption in order for such assignment to be effective.
SECTION 2.17.  Letters of Credit.
(a)    General. Subject to the terms and conditions set forth herein, (i) QVC may request that standby letters of credit be issued under the Tranche 1 Revolving Facility and Tranche 3 Revolving Facility for its own account or the account of any of its Restricted Subsidiaries (“Tranche 1-3 Letters of Credit”) and (ii) each of QVC and zulily may request that standby letters of credit be issued under the Tranche 2 Revolving Facility for its own account or the account of any of its Restricted Subsidiaries (“Tranche 2 Letters of Credit”), in the case of each of clauses (i) and (ii), in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Commitment Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the applicable Borrower to, or entered into by the applicable Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. On the Closing Date, the parties hereto agree that the Existing Letters of Credit shall be deemed issued and outstanding pursuant to, and shall constitute “Tranche 1-3 Letters of Credit” for all purposes of, this Agreement and the other Loan Documents.
(b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the applicable Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (five Business Days in advance (or such shorter time as may be agreed by the applicable Issuing Bank) of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the Revolving Facility under which such Letter of Credit shall be issued, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount and currency of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the requesting Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if, (x) after giving effect to such issuance, amendment, renewal or extension (i) the Tranche 1-3 LC Exposure shall not exceed $250,000,000, (ii) the Tranche 2 LC Exposure shall not exceed $50,000,000, (iii) the Dollar Amount of the Tranche 1 Outstanding Revolving Credits shall not exceed the Tranche 1 Revolving Commitments of all Tranche 1 Revolving Lenders, (iv) the Dollar Amount of the Tranche 2 Outstanding Revolving Credits shall not exceed the Tranche 2 Revolving Commitments of all Tranche 2 Revolving Lenders, (v) the Dollar Amount of the Tranche 3 Outstanding Revolving Credits shall not exceed the Tranche 3 Revolving Commitments of all Tranche 3 Revolving Lenders, (vi) the Tranche 1-3 LC Exposure of the Tranche 1-3 Letters of Credit issued by any Issuing Bank that is an Issuing Bank on the Closing Date shall not exceed $50,000,000, (vii) (A) the Tranche 2 LC Exposure of the Tranche 2 Letters of Credit issued by JPMorgan Chase Bank, N.A. shall not exceed $30,000,000 and (B) the Tranche 2 LC Exposure of the Tranche 2 Letters of Credit issued by each of Wells Fargo Bank, N.A., BNP Paribas, the Bank of Nova Scotia and Royal Bank of Canada shall not exceed $20,000,000 and (viii) with respect to any Issuing Bank that is not an Issuing Bank on the Closing Date, the LC Exposure of the Letters of Credit issued by such Issuing Bank shall not exceed an amount to be agreed between the applicable Borrower and such Issuing Bank, and (y) the issuance, amendment, renewal or extensions of such Letter of Credit does not violate the applicable Issuing Bank’s internal policies.
(c)    Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Termination Date that is applicable to the Tranche 1 Revolving Facility; provided that at the request of the applicable Borrower and in the sole discretion of any Issuing Lender, a Letter of Credit may have an expiry date of greater than one year (but in no event shall the final expiry of such Letter of Credit extend beyond the date referred to in clause (ii) above).
(d)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving Lenders, (i) subject to Section 2.17(e), in the case of a Tranche 1-3 Letter of Credit, the Issuing Bank hereby grants to each Tranche 1 Revolving Lender and Tranche 3 Revolving Lender, and each such Tranche 1 Revolving Lender and Tranche 3 Revolving Lender hereby acquires from the Issuing Bank, a participation in such Tranche 1-3 Letter of Credit equal to such Revolving Lender’s Tranche 1-3 Revolving Commitment Percentage of the aggregate amount available to be drawn under such Tranche 1-3 Letter of Credit and (ii) in the case of a Tranche 2 Letter of Credit, the Issuing Bank hereby grants to each Tranche 2 Revolving Lender, and each such Tranche 2 Revolving Lender hereby acquires from the Issuing Bank, a participation in such Tranche 2 Letter of Credit equal to such Revolving Lender’s Tranche 1-3 Revolving Commitment Percentage of the aggregate amount available to be drawn under such Tranche 2 Letter of Credit. In consideration and in furtherance of the foregoing, subject to Section 2.17(e), (i) each Tranche 1 Revolving Lender and Tranche 3 Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Revolving Lender’s Tranche 1-3 Revolving Commitment Percentage of each Tranche 1-3 LC Disbursement with respect thereto made by the Issuing Bank and not reimbursed by QVC on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to QVC for any reason and (ii) each Tranche 2

Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Revolving Lender’s Tranche 2 Revolving Commitment Percentage of each Tranche 2 LC Disbursement with respect thereto made by the Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the applicable Borrower for any reason. Subject to Section 2.17(e), each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of (i) the Tranche 1 Revolving Commitments or Tranche 3 Revolving Commitments in the case of Tranche 1-3 Letters of Credit or (ii) the Tranche 2 Revolving Commitments in the case of Tranche 2 Letters of Credit, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e)    If, on the Revolving Termination Date with respect to the Tranche 3 Revolving Facility any Tranche 1-3 Letters of Credit exist, then on the Revolving Termination Date for the Tranche 3 Revolving Facility, (i) each Tranche 3 Revolving Lender’s Tranche 1-3 LC Exposure shall be reallocated among the Tranche 1 Revolving Lenders in accordance with the respective remaining Tranche 1 Revolving Commitment Percentages of such Tranche 1 Revolving Lenders up to an aggregate amount not to exceed the Available Tranche 1 Revolving Commitments of such Tranche 1 Revolving Lenders (it being understood that (A) the participations therein of the Tranche 3 Revolving Lenders shall be correspondingly released and (B) no partial face amount of any Tranche 1-3 Letter of Credit may be so reallocated) and (ii) outstanding Tranche 1 Revolving Loans shall be repaid pursuant to Section 2.08(a) in an amount sufficient to permit the reallocation of the Tranche 1-3 LC Exposure contemplated by the immediately preceding clause (i). To the extent the Tranche 1-3 Letters of Credit are unable to be reallocated pursuant to this clause (e), but without limiting the obligations with respect thereto and any resulting Default, QVC shall 100% cash collateralize, back-stop with a satisfactory letter of credit issued by a financial institution reasonably satisfactory to the applicable Issuing Bank and the Administrative Agent or otherwise collateralize to the reasonable satisfaction of such Issuing Bank and the Administrative Agent the then undrawn and unexpired amount of any such Letter of Credit (without limiting QVC’s obligations in respect of LC Disbursements).
(f)    Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if such Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by such Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on the Business Day immediately following the day that such Borrower receives such notice; provided that such Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount and, to the extent so financed, such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If such Borrower fails to make such payment when due, the Administrative Agent shall notify each applicable Revolving Lender of the applicable LC Disbursement, the payment then due from such Borrower in respect thereof and such Revolving Lender’s applicable Revolving Commitment Percentage thereof. Promptly following receipt of such notice, each such Revolving Lender shall pay to the Administrative Agent such Revolving Commitment Percentage of the payment then due from such Borrower, in the same manner as provided in Section 2.04 with respect to Loans made by such Revolving Lender (and Section 2.04 shall apply, mutatis mutandis, to such payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the applicable Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Revolving Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement.
(g)    Obligations Absolute. Each Borrower’s obligation to reimburse applicable LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, such Borrower’s obligations hereunder; provided that reimbursement obligations of such Borrower with respect to a Letter of Credit may be subject to avoidance by such Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by such Borrower to the extent permitted by applicable law) suffered by such Borrower or any Restricted Subsidiary that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. Neither the Administrative Agent, the Revolving Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to any applicable Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by such Borrower to the extent permitted by applicable law) suffered by such Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(h)    Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any delay in giving such notice shall not relieve such Borrower of its obligation to reimburse the Issuing Bank and the applicable Revolving Lenders with respect to any such LC Disbursement.
(i)    Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date set forth in paragraph (e) of this Section 2.17, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is required to be reimbursed to but excluding the date that such Borrower reimburses such LC Disbursement, at the rate per annum set forth in Section 2.10(c)(ii). Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any applicable Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment.
(j)    Replacement of the Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Borrowers, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.09(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to include such successor and any previous Issuing Bank, or such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
(k)    Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that (i) QVC receives notice from the Administrative Agent or Tranche 1 Revolving Lenders and/or Tranche 3 Revolving Lenders with Tranche 1-3 LC Exposure representing greater than 50% of the total Tranche 1-3 LC Exposure demanding the deposit of cash collateral pursuant to this paragraph, QVC shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Tranche 1 Revolving Lenders and Tranche 3 Revolving Lenders, an amount in cash equal to the Tranche 1-3 LC Exposure as of such date plus any accrued and unpaid interest thereon or (ii) the Borrowers receive notice from the Administrative Agent or Tranche 2 Revolving Lenders with Tranche 2 LC Exposure representing greater than 50% of the total Tranche 2 LC Exposure demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Tranche 2 Revolving Lenders, an amount in cash equal to the Tranche 2 LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral pursuant to the foregoing clauses (i) and (ii) shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to a Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the applicable Borrower under this Agreement with respect to the applicable Revolving Facility. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the applicable Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the applicable Borrower for the LC Exposure at such time or, if the maturity of the Revolving Loans has been accelerated (but subject to the consent of Lenders with Tranche 1-3 LC Exposure or Tranche 2 LC Exposure, as applicable, representing greater than 50% of the total Tranche 1-3 LC Exposure or Tranche 2 LC Exposure, respectively), be applied to satisfy other obligations of the applicable Borrower under this Agreement with respect to the applicable Revolving Facility. If either Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower within three Business Days after all Events of Default have been cured or waived.
SECTION 2.18.  Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    Fees shall cease to accrue on the Available Tranche 1 Revolving Commitment, Available Tranche 2 Revolving Commitments and Available Tranche 3 Revolving Commitment, as applicable, of such Defaulting Lender pursuant to Section 2.09(a).
(b)    The Revolving Commitments and Outstanding Revolving Credit of such Defaulting Lender shall not be included in determining whether the Required Lenders or Majority Facility Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that this Section 2.18(b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification effecting (i) an increase or extension of any of such Defaulting Lender’s Revolving Commitments or (ii) the reduction or excuse of principal amount of, or interest or fees payable on, such Defaulting Lender’s Loans or the postponement of the scheduled date of payment of such principal amount, interest or fees to such Defaulting Lender.
(c)    If any Letters of Credit exist at the time such Lender becomes a Defaulting Lender then:
(i) (A) Such Defaulting Lender’s Tranche 1-3 LC Exposure shall be reallocated among the non-Defaulting Tranche 1 Revolving Lenders and Tranche 3 Revolving Lenders in accordance with their respective Tranche 1-3 Revolving Commitment Percentages (but excluding the Tranche 1 Revolving Commitments and Tranche 3 Revolving Commitments, as the case may be, of all the Defaulting Lenders from both the numerator and the denominator) and (B) such Defaulting Lender’s Tranche 2 LC Exposure shall be reallocated among the non-Defaulting Tranche 2 Revolving Lenders in accordance with their respective Tranche 2 Revolving Commitment Percentages (but excluding the Tranche 2 Revolving Commitments of all the Defaulting Lenders from both the numerator and the denominator); provided that (x) (I) in the case of clause (A) the sum of all the Tranche 1 Outstanding Revolving Credits and Tranche 3 Outstanding Revolving Credits owed to all non-Defaulting Lenders does not exceed the total of all non-Defaulting Lenders’ Available Tranche 1 Revolving Commitments and Available Tranche 3 Revolving Commitments and (II) in the case of clause (B) the sum of all the Tranche 2 Outstanding Revolving Credits owed to all non-Defaulting Lenders does not exceed the total of all non-Defaulting Lenders’ Available Tranche 2 Revolving Commitments, (y) the representations and warranties of each Credit Party set forth in the Loan Documents to which it is a party are true and correct at such time, except to the extent that any such representation and warranty relates to an earlier date (in which case such representation and warranty shall be true and correct as of such earlier date), and (z) no Default shall have occurred and be continuing at such time;

(ii)     If the reallocation described in clause (i)(A) or (B) above cannot, or can only partially, be effected, the applicable Borrower (or Borrowers) shall, within one Business Day following notice by the Administrative Agent, cash collateralize for the benefit of the Issuing Bank such Defaulting Lender’s applicable LC Exposure (after giving effect to any partial reallocation pursuant to clause (i)(A) or (B) above, as applicable) for so long as any Letters of Credit are outstanding;
(iii)     If a Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure under a Resolving Facility pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.09(b) with respect to such Defaulting Lender’s LC Exposure under such Revolving Facility during the period such Defaulting Lender’s LC Exposure is cash collateralized by such Borrower;
(iv)     If LC Exposures of the non-Defaulting Lenders are reallocated pursuant to clause (i) above, then the fees payable to the applicable Revolving Lenders pursuant to Section 2.09(a) and Section 2.09(b) shall be adjusted to reflect such non-Defaulting Lenders’ LC Exposure as reallocated; and
(v)     If any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to clauses (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any Revolving Lender hereunder, all letter of credit fees payable under Section 2.09(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is cash collateralized and/or reallocated.
(d)    So long as such Defaulting Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related LC Exposure will be 100% covered by (x) the sum of the Available Tranche 1 Revolving Commitments and the Available Tranche 3 Revolving Commitments or (y) the Available Tranche 2 Revolving Commitments, as applicable, of the applicable non-Defaulting Lenders and/or cash collateral will be provided by the applicable Borrower (or Borrowers) in accordance with Section 2.18(c)(ii), and the LC Exposure in any such newly issued or increased Letter of Credit shall be allocated among applicable non-Defaulting Lenders in a manner consistent with Section 2.18(c)(i) (and such Defaulting Lender shall not participate therein).
The rights and remedies against a Defaulting Lender under this Agreement are in addition to other rights and remedies that the Borrowers may have against such Defaulting Lender with respect to any funding default and that the Administrative Agent or any Lender may have against such Defaulting Lender with respect to any funding default. In the event that the Administrative Agent, the applicable Borrower (or Borrowers) and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then (i) the Tranche 1 Revolving Commitments shall be readjusted to reflect the inclusion of such Lender’s Available Tranche 1 Revolving Commitment, (ii) the Tranche 2 Revolving Commitments shall be readjusted to reflect the inclusion of such Lender’s Available Tranche 2 Revolving Commitment, and (iii) the Tranche 3 Revolving Commitments shall be readjusted to reflect the inclusion of such Lender’s Available Tranche 3 Revolving Commitment, and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Tranche 1 Revolving Loans, Tranche 2 Revolving Loans and/or Tranche 3 Revolving Loans, as applicable, in accordance with its Tranche 1 Revolving Commitment Percentage, Tranche 2 Revolving Commitment Percentage or Tranche 3 Revolving Commitment Percentage, respectively. Except as set forth in this Agreement, neither Borrower shall be excused from its obligations under this Agreement and the other Loan Documents to which it is a party as a result of any Lender becoming a Defaulting Lender.

ARTICLE III

Representations and Warranties

Each of the Borrowers represents and warrants to the Lenders that:
SECTION 3.01.  Organization; Powers. Each of such Borrower, its Material Subsidiaries and its Subsidiary Guarantors is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
SECTION 3.02.  Authorization; Enforceability. The Transactions to be performed by such Borrower and its Subsidiary Guarantors (excluding use of proceeds) are within the corporate or other organizational powers of such Loan Parties and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder action. Each Loan Document to which such Borrower or any of its Subsidiary Guarantors are party has been duly executed and delivered by each such Loan Party and constitutes a legal, valid and binding obligation of each such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 3.03.  Governmental Approvals; No Conflicts. The Transactions to be performed by such Borrower and its Subsidiary Guarantors (excluding use of proceeds) (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 3.12, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of such Borrower or any of its Material Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon such Borrower or any of its Material Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by such Borrower or any of its Material Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of such Borrower or any of its Material Subsidiaries (other than Liens securing the QVC Obligations and/or QVC/zulily Obligations, as applicable).
SECTION 3.04.  Financial Position. Such Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders’ equity and cash flows as of and for the fiscal year ended December 31, 2015, reported on (in the case of QVC only) by KPMG, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of such Borrower and its consolidated subsidiaries as of such date and for such period in accordance with GAAP (except in connection with changes in accounting related to customer deliveries).
SECTION 3.05.  Properties.
(a)    Each of such Borrower and its Material Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes or as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
(b)    Each of such Borrower and its Material Subsidiaries owns, or is licensed to use, all Intellectual Property used by such entities, and the use thereof by such Borrower and its Material Subsidiaries does not infringe upon the rights of any other Person, except for any such Intellectual Property or infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.06.  Litigation and Environmental Matters.
(a)    There are no actions, suits or proceedings (including labor matters) by or before any arbitrator or Governmental Authority pending against or, to the knowledge of such Borrower, threatened in writing against or affecting such Borrower or any of its Restricted Subsidiaries (i) as to which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions (excluding use of proceeds).
(b)    Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither such Borrower nor any of its Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim against it with respect to any Environmental Liability or (iv) knows of any basis for it being subject to any Environmental Liability.
(c)    Since the Closing Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.
SECTION 3.07.  Compliance with Laws and Agreements. Each of such Borrower and its Material Subsidiaries is in compliance with all laws, regulations and orders (including labor laws, regulations and orders) of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
SECTION 3.08.  Investment Company Status. Neither such Borrower nor any of its Restricted Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
SECTION 3.09.  Taxes. Each of such Borrower and its Material Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Borrower or such Material Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of FASB (ASC) Topic 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount which, if it were to become due, would cause a Material Adverse Effect, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount which, if it were to become due, would cause a Material Adverse Effect.
SECTION 3.11.  Disclosure. To the best of such Borrower’s knowledge, as of the Closing Date, none of the reports, financial statements, certificates or other written information furnished by or on behalf of such Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other written information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that with respect to projected financial information, other forward-looking information and information of a general economic or industry-specific nature, such Borrower represents only that such information was prepared in good faith based upon assumptions believed by such Borrower to be reasonable at the time furnished.
SECTION 3.12.  Pledge Agreements.
(a)    The QVC Parent Pledge Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Credit Facilities Collateral. In the case of the certificated pledged stock constituting securities described in the QVC Parent Pledge Agreement, when stock certificates representing such pledged stock are delivered to the Collateral Agent (together with a properly completed and signed stock power or endorsement), and in the case of the other Credit Facilities Collateral, when financing statements specified on Schedule 3.12 in appropriate form are filed in the offices specified on Schedule 3.12, the QVC Parent Pledge Agreement shall constitute (as of the Closing Date) a fully perfected Lien on, and security interest in, all right, title and interest of the QVC Parent in such Collateral to the extent perfection of such security interest can be perfected by control of securities or the filing of financing statement, as security for the QVC Obligations, in each case prior and superior in right to any other Person (except Liens expressly permitted by Section 6.02).
(b)    The zulily Parent Pledge Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Tranche 2 Revolving Lenders, a legal, valid and enforceable security interest in the Tranche 2 Revolving Facility Collateral. In the case of the certificated pledged stock constituting securities described in the zulily Parent Pledge Agreement, when stock certificates representing such pledged stock are delivered to the Collateral Agent (together with a properly completed and signed stock power or endorsement), and in the case of the other Tranche 2 Revolving Facility Collateral, when financing statements specified on Schedule 3.12 in appropriate form are filed in the offices specified on Schedule 3.12, the zulily Parent Pledge Agreement shall constitute (as of the Closing Date) a fully perfected Lien on, and security interest in, all right, title and interest of the zulily Parent in such Collateral to the extent perfection of such security interest can be perfected by control of securities or the filing of financing statement, as security for the QVC/zulily Obligations, in each case prior and superior in right to any other Person (except Liens expressly permitted by Section 6.02).
SECTION 3.13.  Material Domestic Subsidiaries. All of such Borrower’s Material Domestic Subsidiaries, if any, are party to a Subsidiary Guarantee.

SECTION 3.14.  Existing Liens. As of the Closing Date, there are no Liens on the assets of such Borrower or its Subsidiary Guarantors that secure the Existing Notes.
SECTION 3.15.  Anti-Corruptions Laws and Sanctions. Such Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by such Borrower, its subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and such Borrower, its subsidiaries and their respective officers and employees (in each case, in such roles), and to the knowledge of such Borrower its directors and agents (in each case, in such roles), are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in such Borrower being designated as a Sanctioned Person. None of (a) such Borrower, any of its subsidiaries or, to the knowledge of such Borrower or any such subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of such Borrower, any agent of such Borrower or any of its subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Loan or Letter of Credit incurred by such Borrower, use of proceeds thereof or other transaction contemplated by this Agreement will violate Anti-Corruption Laws applicable to such Borrower or its subsidiaries or applicable Sanctions.
SECTION 3.16.  EEA Financial Institution. Neither such Borrower nor any of its Subsidiary Guarantors is an EEA Financial Institution.
ARTICLE IV
Conditions
SECTION 4.01.  Closing Date. The amendment and restatement of the Existing Credit Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
(a)    The Administrative Agent (or its counsel) shall have received (including by telecopy or email transmission) a counterpart of the (i) Amendment Agreement signed on behalf of the Borrowers, the QVC Parent, the zulily Parent, each Subsidiary Guarantor and the Lenders party thereto (which Lenders shall constitute all Lenders (as defined in the Existing Credit Agreement) and (ii) zulily Parent Pledge Agreement signed on behalf of zulily Parent.
(b)    The Administrative Agent and the Lead Arranger shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of Sherman & Howard L.L.C., special counsel for the Credit Parties, substantially in the form of Exhibit B. The Borrowers hereby requests such counsel to deliver such opinion.
(c)    The Administrative Agent and the Lead Arranger shall have received (i) audited consolidated balance sheets and statements of income, stockholders’ equity and cash flows, for each Borrower, as of and for the fiscal years ended December 31, 2013, December 31, 2014 and December 31, 2015 (provided that such financial statements of zulily for the fiscal year ended December 31, 2015 may be unaudited), (ii) unaudited interim consolidated financial statements of each Borrower for each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available and (iii) a certificate signed by a Financial Officer of QVC setting forth reasonably detailed calculations demonstrating compliance with the Consolidated Leverage Ratio (including supporting calculations with respect thereto) and the Consolidated

QVC Leverage Ratio as of the last day of the most recent period covered by the financial statements delivered pursuant to clauses (i) and (ii) above.
(d)    The Administrative Agent and the Lead Arranger shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Credit Parties, the authorization of the Transactions (excluding use of proceeds) and any other legal matters relating to the Credit Parties, this Agreement or the Transactions (excluding use of proceeds), including a certificate of each Credit Party substantially in the form of Exhibit E, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
(e)    The Administrative Agent and the Lead Arranger shall have received a certificate of each Borrower, dated the Closing Date and signed by the President, a Vice President or a Financial Officer thereof, confirming that (a) the representations and warranties of such Borrower and its Subsidiary Guarantors set forth in the Loan Documents are true and correct in all material respects (and in all respects if qualified by materiality) as of the Closing Date and (b) as of the Closing Date, no Default by such Borrower, its Subsidiary Guarantors or its Parent has occurred and is continuing.
(f)    Accrued interest and accrued commitment fees under the Existing Credit Agreement shall have been paid in full.
(g)    The Administrative Agent and the Lead Arranger shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced in detail reasonably acceptable to the Borrowers, reimbursement or payment of all out‑of‑pocket expenses required to be reimbursed or paid by the Borrowers hereunder.
(h)    Since December 31, 2015, there shall have been no event that has had or would reasonably be expected to have a Material Adverse Effect.
(i)    The Administrative Agent shall have received the results of a recent Lien search with respect to each Credit Party, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 6.02 or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.
(j)    The Collateral Agent shall have received the certificates representing the Equity Interests pledged pursuant to each Pledge Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.
(k)    Each Uniform Commercial Code financing statement or other filing required by the Pledge Agreements shall be in proper form for filing.
(l)    All governmental and third party approvals necessary in connection with the financing contemplated by this Agreement shall have been obtained and shall be in full force and effect. Each Credit Party shall have provided the documentation and other information requested by the Lenders that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including without limitation, the Act.
The Administrative Agent shall notify the Borrowers and the Lenders of the Closing Date, and such notice shall be conclusive and binding.

SECTION 4.02.  Each Credit Event. The obligation of each Lender to make a Loan to a Borrower on the occasion of any Borrowing (other than a continuation or conversion of an existing Borrowing and other than a Borrowing of Acquisition-Related Incremental Term Loans) and the obligation of the Issuing Bank to issue any Letter of Credit is subject to the satisfaction of the following conditions:
(a)    The representations and warranties of each of such Borrower, its Subsidiary Guarantors and its Parent set forth in the Loan Documents to which it is a party shall be true and correct in all material respects (or in all respects if qualified by materiality) on and as of the date of such Borrowing, except to the extent that any such representation and warranty relates to an earlier date (in which case such representation and warranty shall be true and correct as of such earlier date).
(b)    At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.
(c)    The Administrative Agent or Issuing Bank shall have received a borrowing notice in accordance with Section 2.03 or a Letter of Credit request in accordance with Section 2.17(b), as applicable.
Each Borrowing (other than a continuation or conversion of an existing Borrowing and other than a Borrowing of Acquisition-Related Incremental Term Loans) by a Borrower shall be deemed to constitute a representation and warranty by such Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.
ARTICLE V
Affirmative Covenants
Until the Revolving Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit have expired or been cash collateralized, each Borrower covenants and agrees with the Lenders that:
SECTION 5.01.  Financial Statements; Other Information. Such Borrower will furnish to the Administrative Agent and each Lender (and, in the case of clauses (a) through (d) below, will use commercially reasonable efforts to furnish such items on the same day as the other Borrower):
(a)    within 120 days after the end of each fiscal year of such Borrower (or, if earlier, no later than five Business Days after the latest date on which applicable Requirements of Law require the relevant financial statements to be made publicly available), its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial position and results of operations of such Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, and a schedule eliminating Unrestricted Subsidiaries and reconciling to the financial statements;
(b)    within 60 days after the end of each of the first three fiscal quarters of each fiscal year of such Borrower (or, if earlier, no later than five Business Days after the latest date on which applicable Requirements of Law require the relevant financial statements to be made publicly available), its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial position and results of operations of such Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, and a schedule eliminating Unrestricted Subsidiaries and reconciling to the financial statements;
(c)    concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of such Borrower (i) stating whether any change in GAAP or in the application thereof that materially affects such financial statements has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, (ii) setting forth a description of any change in the jurisdiction of organization of such Borrower or any of its Subsidiary Guarantors since the date of the most recent certificate delivered pursuant to this paragraph (c) (or, in the case of the first such certificate so delivered, since the Closing Date) and (iii) (A) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (B) only in the case of such certificate of a Financial Officer of QVC, (x) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.01(e) and 6.10 (including, with respect to the Consolidated Leverage Ratio, supporting calculations with respect thereto) and (y) setting forth a calculation in reasonable detail indicating which of Domestic Subsidiaries are Material Domestic Subsidiaries;
(d)    concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);
(e)    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by such Borrower or any of its Restricted Subsidiaries with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be;
(f)    promptly following receipt thereof, copies of any documents described in Section 101(k) or 101(l) of ERISA that such Borrower or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if such Borrower or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan then, upon reasonable request of the Administrative Agent, such Borrower and/or its ERISA Affiliates shall promptly make a request for such documents or notices from such administrator or sponsor and such Borrower shall provide copies of such documents and notices to the Administrative Agent (on behalf of each requesting Lender) promptly after receipt thereof; and
(g)    promptly following any reasonable request therefor, such other information regarding the operations, business affairs and financial position of such Borrower or any of its Restricted Subsidiaries, or their compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.
SECTION 5.02.  Notices of Material Events. Each Borrower will furnish to the Administrative Agent for delivery to each Lender prompt written notice of the following:

(a)    the occurrence of any Default by such Borrower, any of its Subsidiary Guarantors or its Parent;
(b)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting such Borrower or any Restricted Subsidiary thereof as to which there is a reasonable possibility of an adverse determination, that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;
(c)    the occurrence of any ERISA Event that, alone or together with any other such ERISA Events that have occurred, would reasonably be expected to result in liability of such Borrower or its Restricted Subsidiaries in an amount which would constitute a Material Adverse Effect; and
(d)    any other development related to such Borrower or any of its Restricted Subsidiaries that results in, or would reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of such Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION 5.03.  Existence; Conduct of Business.
(a)    Such Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.
(b)    Such Borrower will, and will cause each of its subsidiaries to, maintain in effect and enforce policies and procedures designed to ensure compliance by such Borrower, its subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
SECTION 5.04.  Payment of Obligations. Such Borrower will, and will cause each of its Restricted Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, would reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.05.  Maintenance of Properties; Insurance. Such Borrower will, and will cause each of its Restricted Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies or in accordance with acceptable self insurance practices, insurance in such amounts and against such risks as are customarily maintained by companies of similar size engaged in the same or similar businesses operating in the same or similar locations.
SECTION 5.06.  Books and Records; Inspection Rights. Such Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Such Borrower will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, provided that such visits, inspections, examinations and discussions shall, so long as no Default or Event of Default has occurred and is continuing, take place no more often than one time per fiscal quarter on a date to be determined by, and shall be coordinated by, such Borrower and the Administrative Agent.
SECTION 5.07.  Compliance with Laws. Such Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.08.  Use of Proceeds. The proceeds of the Loans incurred by such Borrower will be used only to (a) make Restricted Payments and loans to LIC and its subsidiaries, (b) repay Indebtedness, (c) pay fees and expenses associated with the Facilities and the refinancing described in clause (b), and (d) finance the working capital needs and general corporate purposes of such Borrower and its Restricted Subsidiaries. No part of the proceeds of any Loan incurred by such Borrower will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.
SECTION 5.09.  Additional Guarantors and Collateral. With respect to any Person that becomes a Material Domestic Subsidiary of such Borrower (including, for the avoidance of doubt, zulily or any of its subsidiaries becoming a Material Domestic Subsidiary of QVC) after the Closing Date, such Borrower will promptly (i) (A) cause such Material Domestic Subsidiary to become a party to the applicable Subsidiary Guarantee (and, in the case of the first such Material Domestic Subsidiary of zulily, to cause the zulily Subsidiary Guarantee to be executed and delivered to the Administrative Agent) and (B) cause such Material Domestic Subsidiary to deliver to the Administrative Agent a certificate of such Material Domestic Subsidiary, substantially in the form of Exhibit E, with appropriate insertions and attachments, and (ii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
ARTICLE VI
Negative Covenants
Until the Revolving Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or have been cash collateralized, each Borrower covenants and agrees with the Lenders that:
SECTION 6.01.  Indebtedness. Such Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:
(a)    Indebtedness incurred under the Loan Documents;
(b)    the Existing Notes and Pari Passu Indebtedness, so long as after giving pro forma effect to the incurrence of such Existing Notes or Pari Passu Indebtedness and, in either case, any substantially concurrent use of the proceeds thereof, (i) no Default shall have occurred and be continuing and (ii) the Borrowers shall be in compliance with Section 6.10;

(c)    Capital Lease Obligations so long as after giving pro forma effect to the incurrence of such Capital Lease Obligations and any substantially concurrent use of the proceeds thereof, (i) no Default shall have occurred and be continuing and (ii) the Borrowers shall be in compliance with Section 6.10;
(d)    Indebtedness of such Borrower that is not secured by any Lien on the assets of either Borrower or any of their respective Restricted Subsidiaries so long as after giving pro forma effect to the incurrence of such Indebtedness and any substantially concurrent use of the proceeds thereof, (i) no Default shall have occurred and be continuing and (ii) the Borrowers shall be in compliance with Section 6.10;
(e)    Priority Indebtedness so long as after giving pro forma effect to the incurrence of such Priority Indebtedness and any substantially concurrent use of the proceeds thereof, (i) the aggregate principal amount of Priority Indebtedness (without duplication) does not exceed 50% of Consolidated EBITDA for the then most recent four fiscal quarter period for which financial statements have been delivered pursuant to Section 5.01(a) or (b), (ii) no Default shall have occurred and be continuing and (iii) the Borrowers shall be in compliance with Section 6.10; and
(f)    Guarantees by any Restricted Subsidiary of any Indebtedness permitted pursuant to clauses (a) through (e) above, in each case so long as in the case of clauses (b) and (d) above (i) with respect to any such Guarantee by any Restricted Subsidiary of QVC, the QVC Obligations are guaranteed by such Restricted Subsidiary to at least the same extent and without subordination to such Guarantee and (ii) with respect to any such Guarantee by any Restricted Subsidiary of zulily, the QVC/zulily Obligations are guaranteed by such Restricted Subsidiary to at least the same extent and without subordinated to such Guarantee.
Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.01.
SECTION 6.02.  Liens. Such Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:
(a)    Permitted Encumbrances;
(b)    any Lien on any property or asset of such Borrower or any Restricted Subsidiary of such Borrower existing on the Closing Date and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of such Borrower or any of its Restricted Subsidiaries and (ii) such Lien shall secure only those obligations which it secures on the Closing Date and any Refinancing Indebtedness in respect thereof;
(c)    any Lien existing on any property or asset prior to the acquisition thereof by such Borrower or any of its Restricted Subsidiaries or existing on any property or asset of any Person that becomes a Restricted Subsidiary of such Borrower after the Closing Date prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of such Borrower or any of its Restricted Subsidiaries and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be, and any Refinancing Indebtedness in respect thereof;

(d)    Liens securing Indebtedness of such Borrower or any of its Restricted Subsidiaries (including Capital Lease Obligations) incurred to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, and (ii) such Liens do not at any time encumber any of its existing property other than the property financed by such Indebtedness;
(e)    deposits, reserves and other Liens securing credit card operations of such Borrower and its Restricted Subsidiaries;
(f)    Liens securing the QVC Obligations and/or the QVC/zulily Obligations and Liens securing the obligations of the Subsidiary Guarantors under the Subsidiary Guarantees;
(g)    Liens securing Indebtedness permitted pursuant to Section 6.01(b), so long as (x) in the case of any Pari Passu Indebtedness described in clause (i) of the definition thereof, the QVC Obligations are secured equally and ratably with (or better than) such Liens and (y) in the case of any Pari Passu Indebtedness described in clause (ii) of the definition thereof, the QVC/zulily Obligations are secured equally and ratably with (or better than) such Liens;
(h)    Liens securing Indebtedness permitted pursuant to Section 6.01(e); and
(ki    Liens securing Guarantees permitted pursuant to Section 6.01(f) other than Guarantees of Indebtedness permitted pursuant to Section 6.01(d), provided that, with respect to any such Liens securing Guarantees of Indebtedness permitted pursuant to Section 6.01(b), the QVC Obligations (in the case of Guarantees by Restricted Subsidiaries of QVC) or the QVC/zulily Obligations (in the case of Guarantees by Restricted Subsidiaries of zulily) are secured equally and ratably with (or better than) such Liens.
SECTION 6.03.  Fundamental Changes. (a) Such Borrower will not, and will not permit any of its Restricted Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or Dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of any of its Restricted Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into such Borrower in a transaction in which such Borrower is the surviving corporation, (ii) any Person (other than such Borrower) may merge or consolidate with or into any of its Restricted Subsidiaries in a transaction in which the surviving entity is its Restricted Subsidiary or which is permitted as a Disposition under Section 6.04; (iii) any Restricted Subsidiary may Dispose of its assets, and such Borrower or any of its Restricted Subsidiaries may Dispose of any stock of any of its Restricted Subsidiaries, in each case to such Borrower or to another Restricted Subsidiary of such Borrower or in a transaction which is permitted as a Disposition under Section 6.04 and (iv) any of its Restricted Subsidiaries may liquidate or dissolve if such Borrower determines in good faith that such liquidation or dissolution is in the best interests of such Borrower and is not materially disadvantageous to the Lenders; provided that any such merger which is in the nature of a sale of a Person that is not a wholly owned Restricted Subsidiary of such Borrower immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.
(b)    Such Borrower will not, and will not permit any of its Restricted Subsidiaries to, change its line of business from the lines of business conducted by such Borrower and its Restricted Subsidiaries on the date of execution of this Agreement (other than businesses incidental or related thereto).

SECTION 6.04.  Disposition of Property. Neither Borrower will, or will permit any of its Restricted Subsidiaries to, Dispose of any of its property, whether now owned or hereafter acquired other than inventory and obsolete or worn out property in the ordinary course of business and accounts receivable in connection with the collection thereof, or, in the case of any of its Restricted Subsidiaries, issue or sell any shares of such Restricted Subsidiary’s capital stock to any Person, unless at the time of such transaction (or, if earlier, the date of the commitment to enter into such transaction) and after giving effect thereto and to the use of the proceeds thereof, (i) no Default shall have occurred and be continuing on a pro forma basis reflecting such transaction and (ii) the Borrowers shall be in compliance with Section 6.10.

SECTION 6.05.  Restricted Payments. Such Borrower will not, and will not permit any of its Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) such Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Restricted Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (c) such Borrower and its Restricted Subsidiaries may declare, make, agree to pay and agree to make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for directors, management, employees or consultants of such Borrower and its Restricted Subsidiaries, (d) such Borrower may make Restricted Payments to LIC and its subsidiaries to the extent necessary to pay principal and interest when due in respect of the Indebtedness of LIC and its subsidiaries, provided that after giving pro forma effect to such Restricted Payment, no Default shall have occurred and be continuing, and (e) such Borrower may make Restricted Payments to LIC and its subsidiaries to pay any taxes that are due and payable by such Borrower and its Restricted Subsidiaries to LIC or its subsidiaries in accordance with the tax liability allocation and indemnification agreement or arrangement between such Borrower and LIC. Notwithstanding the foregoing, such Borrower and its Restricted Subsidiaries shall be permitted to declare and make and agree to pay and pay a Restricted Payment, provided that after giving pro forma effect to such Restricted Payment, (i) no Default shall have occurred and be continuing and (ii) the Consolidated Leverage Ratio shall be less than or equal to 3.50 to 1.00.
SECTION 6.06.  Transactions with Affiliates. Such Borrower will not, and will not permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions (including amendments or modifications to prior or existing transactions) with, any of its Affiliates, except (a) for transactions at prices and on terms and conditions not less favorable to such Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among such Borrower and its wholly owned Restricted Subsidiaries not involving any other Affiliate, (c) pursuant to Stock Compensation Plans, (d) any Restricted Payment permitted by Section 6.05 and (e) ordinary course overhead arrangements in which any Restricted Subsidiary or Unrestricted Subsidiary participates.
SECTION 6.07.  Changes in Fiscal Periods. Such Borrower will not, and will not permit any of its Restricted Subsidiaries to, change its fiscal year to end on a day other than December 31 or change its method of determining fiscal quarters.
SECTION 6.08.  Sales and Leasebacks. Such Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any arrangement with any Person providing for the leasing by such Borrower or any of its Restricted Subsidiaries of real or personal property that has been or is to be sold or transferred by such Borrower or any of its Restricted Subsidiaries to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Borrower or any of its Restricted Subsidiaries unless (i) the lease in such arrangement is a capital lease and such capital lease may be entered into at such time pursuant to Section 6.01 and 6.02 or (ii) the lease in such arrangement is not a capital lease and the aggregate proceeds from such arrangement and other such arrangements made by the Borrowers and their Restricted Subsidiaries since the Closing Date do not exceed the greater of (x) $500,000,000 and (y) an amount equal to 15% of Stockholders’ Equity as of the last day of the fiscal quarter of the Borrowers most recently ended at the time of entry into such arrangement for which financial statements have been delivered pursuant to Section 5.01.
SECTION 6.09.  Clauses Restricting Subsidiary Distributions. Such Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any of its Restricted Subsidiaries to (a) make Restricted Payments in respect of any capital stock of such Restricted Subsidiary held by, or pay any Indebtedness owed to, such Borrower or any other Restricted Subsidiary of such Borrower, (b) make loans or advances to, or other investments in, such Borrower or any other Restricted Subsidiary of such Borrower or (c) transfer any of its assets to such Borrower or any other Restricted Subsidiary of such Borrower, except for such encumbrances or restrictions existing under or by reason of any restrictions (i) existing under this Agreement and the other Loan Documents, (ii) with respect to a Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the capital stock or assets of such Restricted Subsidiary, (iii) under any agreement governing Capital Lease Obligations or Indebtedness secured by Liens permitted by Section 6.02, so long as such restrictions apply only to the assets subject to such Liens or relating to such Capital Lease Obligations, as the case may be, (iv) under any agreement listed on Schedule 6.09 and any replacement or refinancing of such agreement, in each case so long as the aggregate amount of the Indebtedness incurred under the relevant agreement or any replacement or refinancing thereof is not increased above the amount outstanding on the Closing Date and the relevant restrictions are not made more restrictive after the Closing Date, (v) under any agreement of any Person that becomes a Restricted Subsidiary after the Closing Date that existed prior to the time such Person became a Restricted Subsidiary, provided that such restrictions are not created in contemplation of or in connection with such acquisition, and any replacement or refinancing thereof so long as the restrictions are not made more restrictive, (vi) imposed by any Governmental Authority or by reason of applicable law, (vii) arising under customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (viii) arising under customary provisions contained in any agreement relating to a Disposition permitted hereunder pending the consummation of such Disposition, (ix) in the case of any Restricted Subsidiary that is not a wholly-owned Restricted Subsidiary, arising under customary provisions in partnership agreements, limited liability company organizational governance documents and other similar agreements; provided, that such restrictions and conditions apply only to such Restricted Subsidiary and to the Equity Interests of such Restricted Subsidiary and (x) on cash deposits imposed by any supplier, service provider or landlord under contracts entered into in the ordinary course of business.

SECTION 6.10.  Financial Covenants.
(h)    The Borrowers will not permit the Consolidated Leverage Ratio as at any day to be greater than 3.50:1.00.
(i)    QVC will not permit the Consolidated QVC Leverage Ratio as at any day to be greater than 3.50:1.00.
SECTION 6.11.  Investments. Such Borrower will not, and will not permit any of its Restricted Subsidiaries to, make any advance, loan, extension of credit (by way of Guarantee or otherwise) or capital contribution to, or purchase any Equity Interests, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or incur any Unrestricted Subsidiary Support Obligations with respect to, any Person (all of the foregoing, “Investments”), except:

(a)            extensions of trade credit and credit to customers in the ordinary course of business;
(b)            Investments in Cash Equivalents;
(c)            loans and advances to employees of such Borrower or any of its Restricted Subsidiaries in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for the Borrowers and their Restricted Subsidiaries not to exceed $10,000,000 at any one time outstanding;
(d)            Investments made by such Borrower or any of its Restricted Subsidiaries in such Borrower or any of its Restricted Subsidiaries;
(e)            Investments made by such Borrower or any of its Restricted Subsidiaries (other than Investments directly or indirectly in Unrestricted Subsidiaries of such Borrower) at any time if, after giving pro forma effect thereto, (i) the Consolidated Leverage Ratio is less than or equal to 3.50 to 1.00 and (ii) no Default shall have occurred and be continuing;
(f)            Investments made by such Borrower or any of its Restricted Subsidiaries in such Borrower’s Unrestricted Subsidiaries in an aggregate amount, together with all other Investments made by the Borrowers or their Restricted Subsidiaries under this clause (f), not to exceed (i) $500,000,000 in any fiscal year and (ii) $1,000,000,000 during the term of this Agreement (starting on the Closing Date), in each case, determined net of any cash recoveries actually received in respect of such Investments (it being understood that, if an Unrestricted Subsidiary becomes a Restricted Subsidiary, there will be deemed to have occurred a cash recovery of all Investments made in such subsidiary on or after the Closing Date); provided that after giving pro forma effect to each such Investment, no Default shall have occurred and be continuing;
(g)            Investments made by such Borrower or any of its Restricted Subsidiaries resulting in the acquisition of Equity Interests or assets constituting a business unit of another Person (including by way of merger), in each case using consideration consisting of Equity Interests of any of such Borrower’s Restricted Subsidiaries (it being understood that other forms of consideration may also be used in connection with such Investment to the extent of availability under clause (h) below), so long as (i) in the case of an acquisition of Equity Interests of a Person, such Person becomes a Restricted Subsidiary or (ii) in the case of an acquisition of assets other than Equity Interests, such assets are acquired by a Restricted Subsidiary; provided that after giving pro forma effect to each such Investment, no Default shall have occurred and be continuing;
(h)    in addition to Investments otherwise expressly permitted by Section 6.11(a) through (g), Investments made by such Borrower or any of its Restricted Subsidiaries in an aggregate amount, together with all other Investments made by the Borrowers and their Restricted Subsidiaries under this clause (h), not to exceed $250,000,000 during the term of this Agreement (starting on this Closing Date), determined net of any cash recoveries actually received in respect of such Investments, provided that after giving pro forma effect to each such Investment, no Default shall have occurred and be continuing; and
(i)    Restricted Payments permitted by Section 6.05.
SECTION 6.12.  Use of Proceeds. Such Borrower will not request any Loan or Letter of Credit, and such Borrower shall not use, and shall procure that its subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country to the extent such activities, businesses or transactions would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
ARTICLE VII
Events of Default
If any of the following events (“Events of Default”) shall occur:
(a)    (i) QVC shall fail to pay any principal of any Loan (other than any Tranche 2 Revolving Loan) or any Tranche 1-3 LC Disbursement or (ii) the Borrowers shall fail to pay any principal of any Tranche 2 Revolving Loan or any Tranche 2 LC Disbursement, in each case, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)    (i) QVC shall fail to pay any interest on any Loan (other than any Tranche 2 Revolving Loan) or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable by it under this Agreement, or (ii) the Borrowers shall fail to pay any interest on any Tranche 2 Loan, or zulily shall fail to pay any other amount (other than an amount referred to in clause (a) of this Article) payable by it, in each case set forth in clauses (i) and (ii), when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;
(c)    any representation or warranty made or deemed made by or on behalf of either Borrower or any other Credit Party in this Agreement or any other Loan Document or any amendment, modification or waiver in respect thereof, or in any certificate or in or as to any financial statements furnished pursuant to this Agreement or any other Loan Document or any amendment, modification or waiver in respect thereof, shall prove to have been incorrect in any material respect when made or deemed made;
(d)    any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to either Borrower’s existence) or 5.08 or in Article VI or any Pledgor (as defined in the QVC Parent Pledge Agreement and the zulily Parent Pledge Agreement) shall fail to observe or perform any of its covenants, conditions or agreements contained in Section 4.5 of the QVC Parent Pledge Agreement or Section 4.5 of the zulily Parent Pledge Agreement;
(e)    any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party (other than those specified in clause (a), (b), (c) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrowers (which notice will be given at the request of any Lender);
(f)    either Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after any applicable grace period therefor;
(g)    any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of either Borrower or any Restricted Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for either Borrower or any Restricted Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)    either Borrower or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Borrower or any of its Restricted Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(j)    one or more judgments for the payment of money in an aggregate amount in excess of $100,000,000 shall be rendered against either Borrower, any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of either Borrower or any of its Restricted Subsidiaries to enforce any such judgment;
(k)    an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;
(l)    (i) any Unrestricted Subsidiary shall fail to satisfy customary formalities with respect to organizational separateness, including, without limitation, (A) the maintenance of separate books and records and (B) the maintenance of separate bank accounts in its own name, or (ii) any Unrestricted Subsidiary, either Borrower or any of its Restricted Subsidiaries shall (x) commingle any money or other assets of any Unrestricted Subsidiary with any money or other assets of such Borrower or any of its Restricted Subsidiaries or (y) take any action, or conduct its affairs in a manner, which could reasonably be expected to result in the separate organizational existence of each Unrestricted Subsidiary from such Borrower and its Restricted Subsidiaries being ignored under any circumstance;
(m)    the QVC Subsidiary Guarantee (or, following its effectiveness, the zulily Subsidiary Guarantee) shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert;
(n)    either Pledge Agreement shall cease, for any reason, to be in full force and effect, or any Credit Party or any Affiliate of any Credit Party shall so assert, or any Lien created by either of the QVC Parent Pledge Agreement or the zulily Parent Pledge Agreement shall cease to be enforceable and of the same effect and priority purported to be created thereby (except, in each case, in accordance with Section 9.16, Section 9.19, the QVC Parent Pledge Agreement or the zulily Parent Pledge Agreement);

(o)    any Lien is created, incurred, assumed or permitted to exist on any Equity Interests of either Borrower other than (i) Permitted Encumbrances described in clauses (a), (b) and (e) of the definition of “Permitted Encumbrances,” (ii) Liens securing the QVC Obligations and/or the QVC/zulily Obligations and (iii) Liens securing other Indebtedness of any Loan Party so long as the QVC Obligations (in the case of Indebtedness of QVC or its subsidiaries) or QVC/zulily Obligations (in the case of Indebtedness of zulily or its subsidiaries) are secured equally and ratably with (or better than) such Liens;
(p)    (i) the Collateral Agent shall cease, for any reason, to have a perfected first priority Lien on all issued and outstanding Equity Interests of either Borrower, or (ii) either Borrower shall issue any of its Equity Interests to any Person other than a Person that is or concurrently becomes a party to the QVC Parent Pledge Agreement (in the case of QVC’s Equity Interests) or zulily Parent Pledge Agreement (in the case of zulily’s Equity Interests), but, in each case, only if such event is an Event of Default under and as defined in the indentures for the then outstanding Existing Notes or the documentation for any then outstanding Pari Passu Indebtedness; or
(q)    a Change in Control shall occur;
then, and in every such event (other than an event with respect to a Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, take any or all of the following actions, at the same or different times: (i) terminate the Revolving Commitments, and thereupon the Revolving Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable during the continuation of such event), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind (other than notice from the Administrative Agent), all of which are hereby waived by the Borrowers and (iii) require all outstanding Letters of Credit to be cash collateralized in accordance with Section 2.17(k); and in case of any event with respect to a Borrower described in clause (h) or (i) of this Article, the Revolving Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

ARTICLE VIII

The Administrative Agent

SECTION 8.01.  Appointment and Authorization. Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.
SECTION 8.02.  Administrative Agent and Affiliates. The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrowers or any of their respective Restricted Subsidiaries or other Affiliate thereof as if it were not the Administrative Agent hereunder.
SECTION 8.03.  Action by Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their respective Restricted Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or otherwise, in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by a Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered under or in connection with this Agreement or any other Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, the other Loan Documents or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein or in any other Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
SECTION 8.04.  Consultation with Experts. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
SECTION 8.05.  Delegation of Duties. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
SECTION 8.06.  Successor Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrowers. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
SECTION 8.07.  Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder.
SECTION 8.08.  Lead Arrangers; Bookrunners; Syndication Agents; Documentation Agents. Notwithstanding anything to the contrary herein, none of the Lead Arrangers, Bookrunners, Syndication Agents or Documentation Agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, if applicable, as the Administrative Agent, the Collateral Agent, a Lender or an Issuing Bank.
ARTICLE IX
Miscellaneous
SECTION 9.01.  Notices. (a) All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy) (unless otherwise specifically permitted in this Agreement), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy or telephone notice, when received, addressed as follows in the case of the Borrowers (with a copy to LIC) and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

QVC:	QVC, Inc. Studio Park, 1200 Wilson Drive, MC 203 West Chester, Pennsylvania 19382
Attention: Chief Financial Officer

Telecopy: (484) 701-1380
Telephone: (484) 701-1000

With a copy to:	QVC, Inc. Studio Park, 1200 Wilson Drive, MC 207 West Chester, Pennsylvania 19382
Attention: General Counsel
Telecopy: (484) 701-1021
Telephone: (484) 701-1000

and

Liberty Interactive Corporation 12300 Liberty Boulevard Englewood, Colorado 80112
Attention: Treasurer
Telecopy: (720) 875-5915
Telephone: (720) 875-5411

zulily:	zulily, llc 2601 Elliott Avenue, Suite 200 Seattle, Washington 98121
Attention: General Counsel
Telecopy: (206) 299-3772
Telephone: (206) 454-3322

With a copy to:	Liberty Interactive Corporation 12300 Liberty Boulevard Englewood, Colorado 80112 Attention: Treasurer Telecopy: (720) 875-5915 Telephone: (720) 875-5411 and

QVC, Inc. Studio Park, 1200 Wilson Drive, MC 203 West Chester, Pennsylvania 19382
Attention: Chief Financial Officer
Telecopy: (484) 701-1380
Telephone: (484) 701-1000

and QVC, Inc. Studio Park, 1200 Wilson Drive, MC 207 West Chester, Pennsylvania 19382
Attention: General Counsel

Telecopy: (484) 701-1021
Telephone: (484) 701-1000
Administrative Agent:	JPMorgan Chase Bank, N.A. 500 Stanton Christiana Road 3rd Floor Ops 2 Newark, DE 19713

Primary Contact:
Attention: Robert Madak
Telecopy: (302) 634-3301
Telephone: (302) 634-1392
Email address: robert.madak@jpmorgan.com

Secondary Contact:
Attention: David Brace
Telecopy: (302) 634-3301
Telephone: (302) 522-6020
Email address: david.e.brace@jpmorgan.com

J.P. Morgan Europe Ltd. Loans Agency Department Floor 6, 25 Bank Street, Canary Wharf, London E14 5JP, United Kingdom
Telecopy: 44 207 777 2360

Telephone: 44 207 742 9941

Primary Contact:
Attention: Graeme Syme
Telecopy: +44 (0)207 777 2360
Telephone: +44 (0)207 134 6553
Email address: graeme.syme@chase.com

Secondary Contact:
Attention: Fatma Mustafa
Telecopy: +44 (0)207 777 2360
Telephone: +44 (0)207 742 1911
Email address: fatma.mustafa@jpmorgan.com

With a copy to:	JPMorgan Chase Bank, N.A. 383 Madison Avenue New York, New York 10179
Attention: Davide Migliardi
Telecopy: (212) 270-5100
Telephone: (212) 270-2138 Email address: davide.x.migliardi@jpmorgan.com

(b)    Notices, financial statements and similar deliveries and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent (including by posting on Intralinks); provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or either Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
SECTION 9.02.  Waivers; Amendments.
(a)    No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders under any Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by either Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.
(b)    No Loan Document or any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Credit Parties that are party thereto and the Required Lenders or by the Credit Parties that are party thereto and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Revolving Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, reduce the reimbursement obligations of either Borrower hereunder or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Revolving Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.15 in a manner that would alter the pro rata distribution or sharing of payments required thereby or any provision requiring the pro rata funding of Loans, without the written consent of each Lender adversely affected thereby, (v) release all or substantially all of the Collateral (except as provided in Section 9.16 or Section 9.19) without the consent of each Lender, (vi) release all or substantially all of the Material Domestic Subsidiaries as Subsidiary Guarantors without the consent of each Lender (except as provided in Section 9.19) or (vii) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank hereunder or the Collateral Agent under the QVC Subsidiary Guarantee, the zulily Subsidiary Guarantee, the QVC Parent Pledge Agreement or the zulily Parent Pledge Agreement, without the prior written consent of the Collateral Agent, Administrative Agent or such Issuing Bank, as applicable.
(c)    The Revolving Commitments and any Loans held by LIC and its subsidiaries (collectively, the “Affiliated Lenders”) shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to this Section 9.02); provided that the provisions of this sentence shall not apply to any action requiring the consent of all Lenders or each affected Lender. Affiliated Lenders may not receive information provided solely to Lenders by the Administrative Agent or any Lender, and may not attend or participate in Lender meetings not attended by either Borrower.
(d)    Notwithstanding the foregoing, (i) the Administrative Agent, with the consent of the Borrowers, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document, (ii) the QVC Parent Pledge Agreement may be amended or supplemented as provided in Section 7.1(b) thereof with only the consents provided in such Section 7.1(b) and the zulily Parent Pledge Agreement may be amended or supplemented as provided in Section 7.1(b) thereof with only the consents provided in such Section 7.1(b), (iii) subject to Section 9.02(b)(iii) above, the Revolving Termination Date with respect to the Tranche 1 Revolving Facility or Tranche 2 Revolving Facility may be extended with the consent of only the Administrative Agent, the applicable Borrower (or Borrowers) and the Majority Facility Lenders under the Tranche 1 Revolving Facility or Tranche 2 Revolving Facility, respectively and (iv) the Administrative Agent, with the consent of QVC, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to reflect the provisions of Section 9.19 (it being understood and agreed that no such amendment shall be necessary for Section 9.19 to take effect).
SECTION 9.03.  [Reserved].
SECTION 9.04.  Expenses; Indemnity; Damage Waiver.
(a)    The Borrowers shall pay (i) all reasonable out‑of‑pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the administration of this Agreement or any other Loan Document or any amendments, modifications or waivers of the provisions hereof or thereof and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender or Issuing Bank, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender or Issuing Bank, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(b)    Each of the Borrowers shall indemnify the Administrative Agent, the Lead Arranger, each Lender and each Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby by such Borrower, its Subsidiary Guarantees and its Parent, the performance by such parties of their respective obligations hereunder or thereunder or the consummation of the Transactions to be performed by such Borrower, its Subsidiary Guarantors and its Parent or any other transactions contemplated hereby or thereby to be performed by such Borrower, its Subsidiary Guarantors or its Parent, (ii) any Loan made to such Borrower or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by such Borrower or any of its Restricted Subsidiaries, or any Environmental Liability related in any way to such Borrower or any of its Restricted Subsidiaries, (iv) any civil penalty or fine assessed by OFAC against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof, by the Administrative Agent, any Lender or any

Issuing Bank as a result of conduct of such Borrower that violates a sanction enforced by OFAC or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a court of competent jurisdiction by final and nonappealable judgment to have (x) resulted from the gross negligence or willful misconduct of such Indemnitee or (y) arisen from a material breach of a Loan Document in bad faith by such Indemnitee or (ii) result from a dispute solely among Indemnitees (other than any disputes involving claims against any agent, arranger or bookrunner, in each case in their respective capacities as such) that did not involve actions or omissions of either Borrower or any of its Affiliates. Each Indemnitee shall give prompt notice to the applicable Borrower (or Borrowers) of any claim that may give rise to a claim against such Borrower hereunder and shall consult with such Borrower in the conduct of such Indemnitee’s legal defense of such claim; provided, however, than an Indemnitee’s failure to give such prompt notice to such Borrower or to seek such consultation with such Borrower shall not constitute a defense to any claim for indemnification by such Indemnitee unless, and only to the extent that, such failure materially prejudices such Borrower.
(c)    To the extent that either Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Total Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.
(d)    To the extent permitted by applicable law, the parties shall not assert, and each hereby waives, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof; provided that nothing contained in this clause (d) shall limit the Borrowers’ indemnification obligations above to the extent such special, indirect, consequential and punitive damages are included in any third party claim in connection with which any Indemnitee is entitled to indemnification hereunder.
(e)    All amounts due under this Section shall be payable promptly after written demand therefor.
SECTION 9.05.  Successors and Assigns.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) neither Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by such Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), except as provided in Section 9.05(e) either Borrower or the Affiliates or subsidiaries of either Borrower, a Defaulting Lender or a Sanctioned Person) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitments and the Loans at the time owing to it) with the prior written consent of:
(A)    QVC and, in the case of Tranche 2 Revolving Commitments and Tranche 2 Revolving Loans, zulily (each such consent not to be unreasonably withheld or delayed, except for certain institutions (and affiliates of such institutions) identified by the Borrowers in writing to the Administrative Agent on or prior to the Closing Date (the “Restricted List”), the identities of which are available to the applicable Lenders upon request to the Administrative Agent), provided that (i) such Borrower (or Borrowers) shall be deemed to have consented to any such assignment unless it (or either of them) shall have objected thereto by written notice to the Administrative Agent within 10 Business Days after having received written notice thereof, (ii) no consent of either Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under clause (a), (b), (h) or (i) of Article VII has occurred and is continuing, any other assignee (except for institutions (and affiliates of such institutions) on the Restricted List) and (iii) if a Borrower consents to an assignment to any institution (or affiliate of such institution) on the Restricted List, such institution shall be permanently removed from the Restricted List; and
(B)    the Administrative Agent (such consent not to be unreasonably withheld or delayed), provided that no consent of the Administrative Agent shall be required for an assignment of any Revolving Commitment or Loan to an assignee that is a Lender or an Affiliate of a Lender.
(ii)    Assignments shall be subject to the following additional conditions:
(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment or Loans of any Class, the amount of the Revolving Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or, in the case of any Incremental Term Loan, $1,000,000 (or, in the case of a Loan in an Alternative Currency, an appropriate corresponding amount as shall be consented to by the Administrative Agent (such consent not to be unreasonably withheld)), unless each of the applicable Borrower (or Borrowers) and the Administrative Agent otherwise consent, provided that no such consent of the Borrower (or Borrowers) shall be required if an Event of Default under clause (a), (b), (h) or (i) of Article VII has occurred and is continuing;
(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Revolving Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which fee is hereby waived for any assignment to which Wells Fargo Bank, N.A. or any of its Affiliates is a party);
(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and
(E) on the date of such assignment, the assignee of a Revolving Commitment must be able to fund Revolving Loans in all Alternative Currencies.
For the purposes of this Section 9.05(b), the term “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 9.04). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.05 shall be null and void.
(iv)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon its receipt of a duly completed Assignment and Assumption with respect to a permitted assignment executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section (unless waived), and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)    (i) Any Lender may, without the consent of the Borrowers, the Administrative Agent or any Issuing Bank, sell participations to one or more banks, institutions or other entities (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) except as provided in Section 9.05(e), either Borrower or the Affiliates or subsidiaries of either Borrower, a Defaulting Lender or a Sanctioned Person) (a “Participant”) in all or a portion of such

Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.
(ii)    A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except (i) to the extent such entitlement to receive a greater payment results from any Change in Law that occurs after the Participant acquired the applicable participation or (ii) if the sale of the participation to such Participant is made with the applicable Borrower’s (or Borrowers’) prior written consent. A Participant shall not be entitled to the benefits of Section 2.14 unless such Participant complies with Section 2.14(f) as though it were a Lender (it being understood that the documentation required under Section 2.14(f) shall be delivered to the participating Lender). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the applicable Borrower (or Borrowers), maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Revolving Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Revolving Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank or governmental authority, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(e)    Revolving Commitments, Revolving Loans and Incremental Term Loans may only be assigned to LIC or any of its subsidiaries as long as (i) no Default or Event of Default shall have then occurred and be continuing, (ii) no proceeds from any Revolving Loans are used, directly or indirectly, to fund such assignment, (iii) each of the Lenders that hold Loans in the same Facility as the Loans being assigned has been offered the chance to participate in such assignment pro rata (in proportion to the Loans in such Facility) pursuant to procedures reasonably satisfactory to the Administrative Agent at the same price (based on a percentage of par), (iv) all assignments made pursuant to such offer shall be made at the same price (based on a percentage of par), (v) in the case of any assignment of Revolving Commitments and/or Revolving Loans, such Revolving Commitments and Revolving Loans shall be contributed to the applicable Borrower (or Borrowers) and permanently extinguished within one Business Day of such assignment, and (vi) no assignment may result in the Affiliated Lenders holding a principal amount of Incremental Term Loans under any Incremental Term Facility exceeding 15% of the principal amount of Incremental Term Loans outstanding under such Incremental Term Facility, unless such excess is contributed to QVC and permanently extinguished within one Business Day of such assignment.
(f)    In the event that an Issuing Bank assigns all of its rights and obligations as a Lender under this Agreement pursuant to this Section 9.05, such Issuing Bank may resign by providing 30 days prior written notice to the Borrowers, the Administrative Agent and the Lenders. For the avoidance of doubt, such resigning Issuing Bank shall retain all rights and obligations provided under this Agreement with respect to any Letters of Credit issued by it and outstanding under this Agreement at the time of such resignation.
SECTION 9.06.  Survival. All covenants, agreements, representations and warranties made by any Loan Parties herein, in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or the other Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Revolving Commitments have not expired or terminated. The provisions of Sections 2.12, 2.13, 2.14 and 9.04 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Revolving Commitments or the termination of this Agreement or any provision hereof.
SECTION 9.07.  Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the Lead Arranger constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective as provided in Section 4.01, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by email or telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 9.08.  Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 9.09.  Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the applicable Borrower against any of and all the obligations of such Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured; provided that such Lender shall notify the Administrative Agent that it intends to exercise its right of setoff pursuant to this Section 9.09 and shall provide the Administrative Agent with other information that it reasonably requests relating thereto. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
SECTION 9.10.  Governing Law; Jurisdiction; Consent to Service of Process. (l) This Agreement shall be construed in accordance with and governed by the law of the State of New York.
(m)    Each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that any Lender or Agent may otherwise have to bring any action or proceeding to enforce any award or judgment or exercise any right under the Loan Documents or against any Collateral or any other property of any Loan Party in any other forum in which jurisdiction can be established.
(n)    Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(o)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 9.11.  WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED TO IT, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS

AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 9.12.  Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.13.  Confidentiality. Each of the Administrative Agent, each Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory or self-regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction, or to any credit insurance provider, in each case, relating to a Borrower and its obligations, (g) with the consent of the Borrower to whom the Information pertains, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or an agreement described in clause (f) hereof or (ii) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrowers or (i) to data service providers, including league table providers, that serve the lending industry (but, in the case of this clause (i), solely to the extent that (x) such Information is information about the terms of the financing contemplated hereby routinely provided by arrangers to data services providers and (y) such Information is provided to such data service providers no earlier than the fifth Business Day after the Closing Date. “Information” means all information received from the Borrowers or their Affiliates relating to the Borrowers, their subsidiaries or their businesses, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrowers.
Each Lender (other than any “public only” Lender) acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrowers and their Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.
All information, including requests for waivers and amendments, furnished by the Borrowers or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrowers and their Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrowers and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

SECTION 9.14.  Judgment Currency. If, for the purposes of obtaining judgment or filing a claim in any court, it is necessary to convert a sum due hereunder or claim in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from a Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the applicable Borrower (or to any other Person who may be entitled thereto under applicable law).
SECTION 9.15.  USA PATRIOT Act. Each Lender subject to the Act hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is hereby required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Act.
SECTION 9.16.  Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 9.02) to take any action requested by either Borrower having the effect of releasing any Collateral under the QVC Parent Pledge Agreement or zulily Parent Pledge agreement or obligations under the QVC Subsidiary Guarantee or the zulily Subsidiary Guarantee to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 9.02.
(b) At such time as the Loans and the other Obligations (other than Obligations under or in respect of Specified Swap Agreements and Letters of Credit) shall have been paid in full, the Revolving Commitments have been terminated and all Letters of Credit have expired or been cash collateralized the Collateral shall be released from the Liens created by the Pledge Agreements and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Credit Party under the Pledge Agreements shall terminate, all without delivery of any instrument or performance of any act by any Person.
SECTION 9.17.  No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrowers acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lead Arranger and the Lenders are arm’s-length commercial transactions between the Borrowers and its Affiliates, on the one hand, and the Administrative Agent, the Lead Arranger and the Lenders, on the other hand, (B) such Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) such Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Lead Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for such Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, the Lead Arranger nor any Lender has any obligation to such Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lead Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Borrower and its Affiliates, and none of the Administrative Agent, the Lead Arranger or any Lender has any obligation to disclose any of such interests to such Borrowers or its Affiliates. Each of the Borrowers further agrees that it will not assert any claim against the Administrative Agent, the Lead Arranger or any Lender based on an alleged breach of fiduciary duty by such Person in connection with the Loan Documents or the transactions contemplated hereby.
SECTION 9.18.  Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)     a reduction in full or in part or cancellation of any such liability;
(ii)     a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)     the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.
SECTION 9.19.  Removal of zulily.
(a)    In the event that all outstanding Tranche 2 Revolving Loans made to zulily are repaid, all outstanding Tranche 2 Letters of Credit issued for the account of zulily or any of its Restricted Subsidiaries are terminated or cash collateralized in a manner satisfactory to the Issuing Bank and all other amounts payable by zulily hereunder or under any other Loan Document have been paid in full, then the Borrowers may notify the Administrative Agent in writing of their election to remove zulily as a party to each Loan Document. Upon such election, and without any further action on the part of any party hereto, (i) the term “Borrowers” herein and in any other Loan Document shall refer only to QVC and all references to “zulily” herein and in any other Loan Document shall be disregarded, including but not limited to, with respect to all representations, warranties, covenants and events of default (it being understood and agreed that all representations, warranties, covenants and events of default shall continue to apply with respect to any entity that has become a subsidiary of QVC), (ii) the zulily Parent Pledge Agreement shall automatically terminate, (iii) the zulily Subsidiary Guarantee shall automatically terminate, and (iv) for the avoidance of doubt, all financial calculations and ratios herein shall be calculated without regard to zulily and its subsidiaries (and, for the avoidance of doubt, all references to the Consolidated Leverage Ratio shall be deemed to refer to the Consolidated QVC Leverage Ratio). Upon such election (or deemed election pursuant to clause (b) below), the Administrative Agent, at such Borrower’s expense, shall take such steps and execute such documents as may reasonable be requested by either Borrower to evidence the foregoing.
(b)    In the event that zulily ceases to be a direct or indirect subsidiary of LIC (i) all Tranche 2 Loans made to zulily and all other amounts payable by zulily hereunder or under any other Loan Document shall automatically become immediately due and payable, and zulily shall terminate or cash collateralize all outstanding Tranche 2 Letters of Credit issued for the account of zulily or any of its Restricted Subsidiaries and (ii) the Borrowers will be deemed to have made an election to remove zulily as a party to each Loan Document as set forth in clause (a) above.